To Our Stockholders:

Financial Statements

     Sovereign Bancorp, Inc. ("Sovereign") is responsible for the preparation, integrity and fair presentation of its published financial statements. The consolidated financial statements of Sovereign have been prepared in accordance with generally accepted accounting principles and, as such, include some amounts that are based on judgments and estimates of management.

Internal Controls Over Financial Reporting

     Management is responsible for establishing and maintaining effective internal control over financial reporting presented in conformity with generally accepted accounting principles. The system contains monitoring mechanisms, and actions are taken to correct deficiencies identified.

     There are inherent limitations in the effectiveness of any system of internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even effective internal control can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of internal control may vary over time.

     Management assessed Sovereign's internal control structure over financial reporting presented in conformity with generally accepted accounting principles as of December 31, 1998. This assessment was based on criteria for effective internal control over financial reporting described in "Internal Control -- Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that Sovereign maintained effective internal control over financial reporting presented in conformity with generally accepted accounting principles as of December 31, 1998.

Compliance With Laws and Regulations

     Management is also responsible for compliance with the federal and state laws and regulations concerning dividend restrictions and federal laws and regulations concerning loans to insiders designated by the Office of Thrift Supervision as safety and soundness laws and regulations.

     Management assessed compliance by Sovereign Bank with the designated laws and regulations relating to safety and soundness. Based on this assessment, management believes that Sovereign Bank complied, in all significant respects, with the designated laws and regulations related to safety and soundness for the year ended December 31, 1998.


Jay S. Sidhu               Dennis S. Marlo            Mark R. McCollom
President and              Treasurer and              Chief Accounting Officer
Chief Executive Officer    Chief Financial Officer

Report of Independent Auditors

The Board of Directors and Stockholders,
Sovereign Bancorp, Inc.

     We have audited the accompanying consolidated balance sheets of Sovereign Bancorp, Inc. as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the management of Sovereign. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1997 and 1996 financial statements of ML Bancorp, Inc., Carnegie Bancorp, or First Home Bancorp Inc. or the 1996 financial statements of First State Financial Services, Inc. and Bankers Corp., which combined statements reflect total assets constituting 18.8% as of December 31, 1997 of the related consolidated financial statement totals, and combined net interest income constituting 21.1% and 44.0% in 1997 and 1996 respectively, of the related consolidated financial statement totals for each of the two years in the period ended December 31, 1997. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for ML Bancorp, Inc., Carnegie Bancorp, First Home Bancorp Inc., First State Financial Services, Inc., and Bankers Corp. for the respective years noted, is based solely on the reports of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sovereign Bancorp, Inc. at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

     In 1997, Sovereign changed its method of accounting for transfers of financial instruments and extinguishment of liabilities, as discussed in Note 1 to the consolidated financial statements.



/s/ Ernst & Young LLP
----------------------------

March 11, 1999
Philadelphia, Pennsylvania

[LETTERHEAD]

                          Independent Auditors' Report


The Board of Directors
First State Financial Services, Inc.:

We have audited the accompanying consolidated statements of operations, changes in stockholders' equity and cash flows of First State Financial Services, Inc. for the year ended September 30, 1996. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and the cash flows of First State Financial Services, Inc. for the year ended September 30, 1996, in conformity with generally accepted accounting principles.

                                         /s/ KPMG LLP

Short Hills, New Jersey
November 26, 1996


[GRAPH OMITTED]

[LETTERHEAD]

                          Independent Auditors' Report


The Board of Directors and Stockholders
Bankers Corp.:

We have audited the accompanying consolidated statements of income, changes in stockholders' equity and cash flows of Bankers Corp. and subsidiary for the year ended December 31, 1996. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and the cash flows of Bankers Corp. and subsidiary for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                            /s/ KPMG LLP

Short Hills, New Jersey
January 31, 1997, except as to note 2,
  which is as of February 5, 1997



[GRAPH OMITTED]

[LETTERHEAD]

                          Independent Auditor's Report


The Board of Directors
ML Bancorp, Inc.:

We have audited the accompanying consolidated statements of financial condition of ML Bancorp, Inc. and subsidiaries (the "Company") as of February 27, 1998, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the eleven-month period ended February 27, 1998 and for the year ended March 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards required that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ML Bancorp, Inc. and subsidiaries as of February 27, 1998, and the results of its operations and its cash flows for the eleven-month period ended February 27, 1998 and for the year ended March 31, 1997 in conformity with generally accepted accounting principles.

/s/ KPMG LLP
--------------------

Philadelphia, PA
June 15, 1998




[GRAPH OMITTED]

[LETTERHEAD]

                       Report of Independent Accountants

To the Board of Directors and
Stockholders of Carnegie Bancorp:

We have audited the accompanying consolidated balance sheets of Carnegie Bancorp and Subsidiaries (the "Company") as of December 31, 1997, and the related consolidated statements of income, retained earnings, and cash flows for the years ended December 31, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Carnegie Bancorp and Subsidiaries as of December 31, 1997, and the consolidated results of their operations and their cash flows for the years ended December 31, 1997 and 1996, in conformity with generally accepted accounting principles.

/s/ PriceWaterhouseCoopers LLP
------------------------------

Princeton, New Jersey
February 2, 1998

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of First Home Bancorp Inc.:

We have audited the accompanying consolidated statements of financial condition of First Home Bancorp Inc. and subsidiaries (the "Company") as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Home Bancorp Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.





                                            /s/ Arthur Andersen LLP

Philadelphia, Pennsylvania
February 9, 1998

Consolidated Balance Sheets

(IN THOUSANDS EXCEPT FOR SHARE DATA)

                                                                                                Year Ended December 31,
                                                                                           --------------------------------
                                                                                              1998                  1997
                                                                                           -----------          -----------
Assets
  Cash and amounts due from depository institutions                                        $   471,074          $   238,623
  Interest-earning deposits                                                                     82,650               17,314
  Loans held for sale (approximate fair value of $297,414
     and $310,750 at December 31, 1998 and 1997, respectively)                                 296,930              310,678
  Investment securities available-for-sale                                                   6,662,427            1,956,262
  Investment securities held-to-maturity (approximate fair value
     of $1,860,583 and $3,446,863 at December 31, 1998 and 1997, respectively)               1,839,655            3,416,451
  Loans                                                                                     11,285,840           11,324,122
  Allowance for loan losses                                                                   (133,802)            (116,823)
  Premises and equipment                                                                        98,491               92,273
  Other real estate owned and other repossessed assets                                          15,584               12,009
  Accrued interest receivable                                                                  147,441              108,029
  Goodwill and other intangible assets                                                         425,925              126,332
  Other assets                                                                                 721,658              170,185
                                                                                           -----------          -----------
          Total Assets                                                                     $21,913,873          $17,655,455
                                                                                           ===========          ===========

Liabilities
  Deposits                                                                                 $12,322,716          $ 9,515,294
  Borrowings
     Short-term                                                                              3,921,684            5,455,894
     Long-term                                                                               3,978,908            1,407,749
  Advance payments by borrowers for taxes and insurance                                         27,655               41,847
  Other liabilities                                                                            329,792               57,904
                                                                                           -----------          -----------
        Total Liabilities                                                                   20,580,755           16,478,688
                                                                                           -----------          -----------
  Corporation-obligated mandatorily redeemable capital securities of subsidiary trust holding solely subordinated debentures of
     Sovereign Bancorp, Inc. ("Trust Preferred Securities")                                    129,050              128,972
                                                                                           -----------          -----------

Stockholders' Equity
  Preferred stock; no par value; $50 liquidation preference; 7,500,000 shares
     authorized; 1,996,467 shares issued and outstanding at December 31, 1997                       -                96,276
  Common stock; no par value; 200,000,000 shares authorized;
     164,146,353 shares issued at December 31, 1998 and
     147,216,301 shares issued at December 31, 1997                                            649,341              523,327
  Unallocated common stock held by the Employee Stock
     Ownership Plan at cost; 4,340,572 shares at December
     31, 1998 and 5,984,934 shares at December 31, 1997                                        (26,892)             (37,211)
  Treasury stock; at cost; 78,626 shares at December 31,
     1998 and 13,210 shares at December 31, 1997                                                (1,086)                (185)
  Accumulated other comprehensive income                                                        18,120               18,944
  Retained earnings                                                                            564,585              446,644
                                                                                           -----------          -----------
     Total Stockholders' Equity                                                              1,204,068            1,047,795
                                                                                           -----------          -----------
        Total Liabilities, Minority Interests and Stockholders' Equity                     $21,913,873          $17,655,455
                                                                                           ===========          ===========


          See accompanying notes to consolidated financial statements.

Consolidated Statements of Operations

(IN THOUSANDS EXCEPT FOR SHARE DATA)

                                                                                         Year Ended December 31,
                                                                             ---------------------------------------------
                                                                                 1998             1997             1996
                                                                             ------------     ------------     ------------
Interest Income:
  Interest on interest-earning deposits                                      $      7,397     $      5,392     $      4,103
  Interest and dividends on investment securities available-for-sale              284,392          102,123           84,656
  Interest and dividends on investment securities held-to-maturity                182,499          279,900          250,938
  Interest and fees on loans                                                      881,083          791,362          677,129
                                                                             ------------     ------------     ------------
           Total interest income                                                1,355,371        1,178,777        1,016,826
                                                                             ------------     ------------     ------------

Interest Expense:
  Interest on deposits                                                            440,300          378,813          351,084
  Interest on borrowings                                                          421,459          367,882          278,776
                                                                             ------------     ------------     ------------
           Total interest expense                                                 861,759          746,695          629,860
                                                                             ------------     ------------     ------------

Net Interest Income                                                               493,612          432,082          386,966
Provision for loan losses                                                          27,961           41,125           22,685
                                                                             ------------     ------------     ------------
Net interest income after provision for loan losses                               465,651          390,957          364,281
                                                                             ------------     ------------     ------------

Other Income:
  Loan fees and service charges                                                    10,546            5,780           19,607
  Deposit fees                                                                     26,088           20,892           18,110
  Mortgage banking gains                                                           24,738           21,693           13,858
  Gain on sale of loans and investment securities available-for-sale               20,301            2,842            5,893
  Miscellaneous income                                                             23,965            7,515            5,911
                                                                             ------------     ------------     ------------
           Total other income                                                     105,638           58,722           63,379
                                                                             ------------     ------------     ------------

General and Administrative Expenses:
  Salaries and employee benefits                                                  124,357          105,487           99,368
  Occupancy and equipment expenses                                                 53,837           41,067           37,205
  Outside services                                                                 47,523           28,708           36,459
  Deposit insurance premiums                                                        4,652            4,471           13,253
  Other administrative expenses                                                    46,992           45,222           42,078
                                                                             ------------     ------------     ------------
           Total general and administrative expenses                              277,361          224,955          228,363
                                                                             ------------     ------------     ------------

Other Operating Expenses:
  Merger-related charges                                                           50,389           29,258               --
  Non-recurring SAIF assessment                                                        --               --           40,148
  Amortization of goodwill and other intangibles                                   20,609           13,160           17,372
  Trust Preferred Securities expense                                               12,528           11,677              274
  Other real estate owned (gains)/losses, net                                        (804)             767            3,616
                                                                             ------------     ------------     ------------
           Total other operating expenses                                          82,722           54,862           61,410
                                                                             ------------     ------------     ------------

Income before income taxes                                                        211,206          169,862          137,887
Income tax provision                                                               74,751           67,324           47,509
                                                                             ------------     ------------     ------------
NET INCOME                                                                   $    136,455     $    102,538     $     90,378
                                                                             ============     ============     ============
NET INCOME APPLICABLE TO COMMON STOCK                                        $    134,959     $     96,294     $     84,128
                                                                             ============     ============     ============
Basic Earnings Per Share(1)                                                  $        .88     $        .70     $        .63
                                                                             ============     ============     ============
Diluted Earnings Per Share(1)                                                $        .85     $        .66     $        .59
                                                                             ============     ============     ============
Dividends Per Common Share(1)                                                $       .084     $       .114     $       .140
                                                                             ============     ============     ============

------------------------
(1) All per share data have been adjusted to reflect all stock dividends and stock splits.

          See accompanying notes to consolidated financial statements.

Consolidated Statements of Stockholders' Equity

(IN THOUSANDS)

                                                                                                            Unallocated
                                        Common       Preferred                                                 Stock
                                        Shares         Shares     Common    Preferred  Retained   Treasury    Held By
                                      Outstanding   Outstanding    Stock      Stock    Earnings     Stock       ESOP
                                      -----------   -----------   -------   ---------  ---------  --------   -----------
Balance, December 31, 1995               130,762       2,000     $491,581    $ 96,446   $325,795   $(36,136)   (38,281)
Comprehensive income:
 Net income                                 --          --          --          --        90,378        --         --
 Change in unrecognized income on
  investment securities available-
  for-sale, net of tax                      --          --          --          --          --          --         --
Total comprehensive income
Exercise of stock options                  1,027        --         2,257        --          --          918        --
Cash in lieu of fractional shares           --          --            (2)       --           (16)       --         --
Sale of stock under Dividend
   Reinvestment and Employee
   Stock Purchase Plan                       241        --         1,699        --          --          --         --
Stock dividends                            3,663        --        25,931        --       (25,931)       --         --
Stock dividends on unallocated
   Employee Stock Ownership
   Plan shares                              (215)       --          --          --         1,506        --      (1,506)
Dividends paid on common stock              --          --          --          --       (18,763)       --         --
Dividends paid on preferred stock           --          --          --          --        (6,250)       --         --
Treasury stock repurchase                 (4,046)       --          --          --          --       (29,580)      --
Purchase of shares under
   Employee Stock Ownership Plan            (653)       --          --          --          --          --      (4,559)
Allocation of shares under
   Employee Stock Ownership Plan             795        --         1,903        --          --          --       3,694
Issuance of stock for West Jersey          2,396        --         1,030        --         7,255        --         --
Other                                         30        --            65        --          --          --         --
                                         -------      ------   ---------     -------   ---------    --------  --------
Balance, December 31, 1996               134,000       2,000     524,464      96,446     373,974     (64,798)  (40,652)
                                         -------      ------   ---------     -------   ---------    --------  --------
Comprehensive income:
   Net income                               --          --          --          --       102,538        --         --
   Change in unrecognized income on
     investment securities available-
     for-sale, net of tax                   --          --          --          --          --          --         --
Total comprehensive income
Exercise of stock options                  3,207        --        12,527        --          --         5,423       --
Cash in lieu of fractional shares             (3)       --           (28)       --            (2)       --         --
Sale of stock under Dividend
   Reinvestment and Employee
   Stock Purchase Plan                       216        --         2,544        --          --          --         --
Stock dividends                              200        --         1,855        --        (1,855)       --         --
Dividends paid on common stock              --          --          --          --       (15,550)       --         --
Dividends paid on preferred stock           --          --          --          --        (6,244)       --         --
Treasury stock repurchase                    (40)       --          --          --          --          (473)      --
Treasury stock sold                        2,608        --        17,423        --          --        17,682       --
Retirement of treasury shares               --          --       (41,981)       --          --        41,981       --
Conversion of preferred stock                 25          (4)        170        (170)       --          --         --
Allocation of shares under
    Employee Stock Ownership Plan            796        --         5,132        --          --          --      3,441
Adjustment for First State's
    different fiscal year end                209        --         1,010        --        (6,217)       --        --
Other                                       --          --           211        --          --          --        --
                                         -------      ------   ---------     -------   ---------    --------  --------
Balance, December 31, 1997               141,218       1,996     523,327      96,276     446,644        (185)  (37,211)
                                         -------      ------   ---------     -------   ---------    --------  --------



Comprehensive income:
   Net income                               --          --          --          --       136,455        --        --
   Change in unrecognized income on
     investment securities available-
     for-sale, net of tax                   --          --          --          --          --          --        --
Total comprehensive income
Exercise of stock options                  2,296        --        15,910        --          --          --        --
Cash in lieu of fractional shares           --          --           (68)       --          --          --        --
Sale of stock under Dividend
   Reinvestment and Employee
   Stock Purchase Plan                       296        --         4,609        --          --          --        --
Dividends paid on common stock              --          --          --          --       (12,790)       --        --
Dividends paid on preferred stock           --          --          --          --        (1,496)       --        --
Treasury stock repurchase                    (86)       --          --          --          --        (1,258)     --
Treasury stock sold                           18        --          --          --          --           357      --
Conversion of preferred stock             14,342      (1,996)     96,270     (96,270)       --          --        --
Redemption of preferred stock               --          --          --            (6)       --          --        --
Allocation of shares under
    Employee Stock Ownership Plan          1,643        --         9,293        --          --          --      10,319
Adjustment for ML Bancorp's
    different fiscal year end               --          --          --          --        (4,228)       --        --
                                         -------      ------   ---------     -------   ---------    --------  --------
Balance, December 31, 1998               159,727        --     $ 649,341        --     $ 564,585    $ (1,086) $(26,892)
                                         =======      ======   =========     =======   =========    ========  ========


[RESTUBBED TABLE]

                                      Accumulated
                                        Other          Total
                                     Comprehensive  Stockholders'
                                         Income        Equity
                                     -------------  -------------
Balance, December 31, 1995              $ 4,328       $  843,733
Comprehensive income:
 Net income                                 --            90,378
 Change in unrecognized income on
  investment securities available-
  for-sale, net of tax                   (4,011)          (4,011)
Total comprehensive income                                86,367
Exercise of stock options                   --             3,175
Cash in lieu of fractional shares           --               (18)
Sale of stock under Dividend
   Reinvestment and Employee
   Stock Purchase Plan                      --              1,699
Stock dividends                             --                --
Stock dividends on unallocated
   Employee Stock Ownership
   Plan shares                              --                --
Dividends paid on common stock              --            (18,763)
Dividends paid on preferred stock           --             (6,250)
Treasury stock repurchase                   --            (29,580)
Purchase of shares under
   Employee Stock Ownership Plan            --             (4,559)
Allocation of shares under
   Employee Stock Ownership Plan            --              5,597
Issuance of stock for West Jersey           --              8,285
Other                                       --                 65
                                        -------         ---------
Balance, December 31, 1996                  317           889,751
                                        -------         ---------
Comprehensive income:
   Net income                               --            102,538
   Change in unrecognized income on
     investment securities available-
     for-sale, net of tax                18,399            18,399
Total comprehensive income                                120,937
Exercise of stock options                   --             17,950
Cash in lieu of fractional shares           --                (30)
Sale of stock under Dividend
   Reinvestment and Employee
   Stock Purchase Plan                      --              2,544
Stock dividends                             --                --
Dividends paid on common stock              --            (15,550)
Dividends paid on preferred stock           --             (6,244)
Treasury stock repurchase                   --               (473)
Treasury stock sold                         --             35,105
Retirement of treasury shares               --                --
Conversion of preferred stock               --                --
Allocation of shares under
    Employee Stock Ownership Plan           --              8,573
Adjustment for First State's
    different fiscal year end               228            (4,979)
Other                                       --                211
                                        -------         ---------
Balance, December 31, 1997               18,944         1,047,795
                                        -------         ---------



Comprehensive income:
   Net income                               --            136,455
   Change in unrecognized income on
     investment securities available-
     for-sale, net of tax                   (32)              (32)
Total comprehensive income                                136,423
Exercise of stock options                   --             15,910
Cash in lieu of fractional shares           --                (68)
Sale of stock under Dividend
   Reinvestment and Employee
   Stock Purchase Plan                      --              4,609
Dividends paid on common stock              --            (12,790)
Dividends paid on preferred stock           --             (1,496)
Treasury stock repurchase                   --             (1,258)
Treasury stock sold                         --                357
Conversion of preferred stock               --                --
Redemption of preferred stock               --                 (6)
Allocation of shares under
    Employee Stock Ownership Plan           --             19,612
Adjustment for ML Bancorp's
    different fiscal year end              (792)           (5,020)
                                        -------         ----------
Balance, December 31, 1998              $18,120         $1,204,068
                                        =======         ==========

          See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
(IN THOUSANDS)

                                                                                           Year Ended December 31,
                                                                                 ------------------------------------------
                                                                                   1998             1997              1996
                                                                                ---------        ---------         ---------
Cash Flows From Operating Activities:
  Net income                                                                    $ 136,455        $  102,538       $   90,378
  Adjustments to reconcile net income to net cash provided by operating activities:
     Provision for loan losses and deferred taxes                                  37,508            30,812           23,411
     Depreciation                                                                  13,434            12,070           12,661
     Amortization                                                                  18,204            34,725           23,991
     Gain on sale of loans, investment securities and other real estate owned     (20,533)           (8,860)         (13,457)
     Allocation of Employee Stock Ownership Plan                                   19,612             8,573            5,597
  Net change in:
     Loans held for sale                                                           13,748          (166,211)         102,049
     Accrued interest receivable                                                  (39,560)          (18,108)         (11,962)
     Prepaid expenses and other assets                                           (467,329)          (65,585)         (31,352)
     Other liabilities                                                            272,989             6,128          (24,793)
                                                                                ----------       ----------       ----------

Net cash (used)/provided by operating activities                                  (15,472)          (63,918)         176,523
                                                                                ----------       ----------       ----------

Cash Flows From Investing Activities:
  Proceeds from sales of investment securities available-for-sale
     and held-to-maturity                                                       2,158,361           857,249          901,987
  Proceeds from repayments and maturities of investment securities:
     Available-for-sale                                                         1,109,075           314,998          248,215
     Held-to-maturity                                                           2,062,628           965,549          710,988
  Purchases of investment securities:
     Available-for-sale                                                        (7,996,541)       (1,072,205)        (833,243)
     Held-to-maturity                                                            (471,326)       (1,418,741)      (1,309,363)
  Proceeds from sales of loans                                                  1,422,279            23,570           69,324
  Purchase of loans and mortgage servicing rights                              (1,966,864)       (2,794,487)      (1,444,452)
  Net change in loans other than purchases and sales                              464,382         1,027,549         (616,657)
  Proceeds from sales of premises and equipment                                    18,437            10,112            2,970
  Purchases of premises and equipment                                             (32,872)          (15,790)         (14,739)
  Proceeds from sales of other real estate owned                                   19,069            19,593           23,054
  Net cash (paid)/received from business combinations                            (302,808)           (8,552)           1,112
  Other, net                                                                       (4,228)           (4,996)              --
                                                                               ----------        ----------       ----------

Net cash used by investing activities                                          (3,520,408)       (2,096,151)      (2,260,804)
                                                                               ----------        ----------       ----------


Cash Flows From Financing Activities:
  Assumption of deposits                                                        2,231,149                --               --
  Net increase in deposits                                                        576,982           855,750           25,435
  Net (decrease)/increase in short-term borrowings                             (2,135,369)          638,573          973,066
  Proceeds from long-term borrowings                                            3,169,839           621,630        1,061,051
  Repayments of long-term borrowings                                                   --                --               (2)
  Net (decrease)/increase in advance payments by
      borrowers for taxes and insurance                                           (14,192)             (420)           2,778
  Proceeds from issuance of Trust Preferred Securities                                  -            97,574           30,000
  Cash dividends paid to stockholders                                             (14,286)          (23,777)         (24,850)
  Proceeds from issuance of common stock                                           20,451            17,919            5,952
  Redemption of preferred stock                                                        (6)               --               --
  Advance to the Employee Stock Ownership Plan                                         --             (325)         (10,206)
  (Purchase)/issuance of treasury stock                                              (901)           34,632          (29,580)
                                                                               ----------        ----------       ----------

Net cash provided by financing activities                                       3,833,667         2,241,556        2,033,644
                                                                               ----------        ----------       ----------

Net change in cash and cash equivalents                                           297,787            81,487          (50,637)
Cash and cash equivalents at beginning of period                                  255,937           174,450          225,087
                                                                               ----------        ----------       ----------
Cash and cash equivalents at end of period                                     $  553,724         $ 255,937       $  174,450
                                                                               ==========        ==========       ==========


Reconciliation of Cash And Cash Equivalents to Consolidated Balance Sheets:
  Cash and amounts due from depository institutions                            $  471,074         $ 238,623       $  159,383
  Interest-earning deposits                                                        82,650            17,314           15,067
                                                                               ----------        ----------       ----------

  Cash and cash equivalents at end of period                                   $  553,724        $  255,937       $  174,450
                                                                               ==========        ==========       ==========

     Supplemental Disclosures: Income tax payments totaled $77.4 million in 1998, $63.2 million in 1997 and $60.5 million in 1996. Interest payments totaled $263 million in 1998, $717 million in 1997 and $679 million in 1996. Noncash activity consisted of mortgage loan securitization of $1.2 billion in 1998, $283 million in 1997 and $372 million in 1996; reclassification of long-term borrowings to short-term borrowings of $613 million in 1998, $862 million in 1997 and $958 million in 1996; and reclassification of mortgage loans to other real estate owned of $18.8 million in 1998, $22.1 million in 1997 and $21.9 million in 1996.

          See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Sovereign Bancorp, Inc. and subsidiaries ("Sovereign") is a Pennsylvania business corporation and is the holding company for Sovereign Bank. Sovereign is headquartered in Philadelphia, Pennsylvania and Sovereign Bank is headquartered in Wyomissing, Pennsylvania, a suburb of Reading, Pennsylvania. Sovereign's primary business consists of attracting deposits from its network of community banking offices, located throughout eastern and northcentral Pennsylvania, New Jersey and northern Delaware, and originating commercial, consumer and residential mortgage loans in those communities. Sovereign also serves customers throughout New York and several New England States.

     The following is a description of the significant accounting policies of Sovereign. Such accounting policies are in accordance with generally accepted accounting principles and have been followed on a consistent basis.

     a. Principles of Consolidation -- The accompanying financial statements include the accounts of the parent company, Sovereign Bancorp, Inc. and its wholly-owned subsidiaries: Sovereign Bank, Sovereign Delaware Investment Corporation, Sovereign Capital Trust I and MLCapital Trust I. All material intercompany balances and transactions have been eliminated in consolidation.

     b. Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     c. Per Share Information -- All per share data has been restated to reflect the effect of the 6-for-5 stock split which was authorized on January 22, 1998, with a record date of March 31, 1998 and the 6-for-5 stock split which was authorized on January 16, 1997, with a record date of March 3, 1997.

     Basic earnings per share is calculated by dividing income available to common stockholders by the weighted average common shares outstanding, excluding options, warrants, and convertible securities from the calculation. In calculating diluted earnings per share, the dilutive effect of options and warrants is calculated using the treasury stock method, which uses the average market price for the period. The dilutive effect of convertible debt or preferred stock continues to be calculated using the if-converted method.

     The following table presents the computation of earnings per share for the years indicated (in thousands, except per share data):

                                                                              1998              1997            1996
                                                                           ----------        ----------      ----------
Basic Earnings Per Share:
  Net income applicable to common stock(1)                               $   134,959      $    96,294       $    84,128
                                                                          ----------       ----------        ----------
Average basic shares outstanding at end of period                            152,910          136,997           134,081
                                                                          ==========       ==========        ==========
Basic earnings per share(2)                                              $       .88      $       .70       $       .63
                                                                          ==========       ==========        ==========

                                                                              1998              1997            1996
                                                                           ----------      ----------        ----------
Diluted Earnings Per Share:
Net income(1)                                                            $   136,455      $   102,538       $    90,378
                                                                           ----------       ----------        ----------
Average diluted shares outstanding at end of period                          158,172          151,356           148,449
Dilutive effect of average stock options, net of shares assumed
   to be repurchased under the treasury stock method                           3,039            4,550             3,874
                                                                          ----------       ----------        ----------
Total average diluted shares outstanding at end of period                    161,211          155,906           152,323
                                                                          ==========       ==========        ==========
  Diluted earnings per share(2)                                          $       .85      $       .66       $       .59
                                                                          ==========       ==========        ==========

--------------------------------------------------------------------------------
1) The 1998 results include the impact of merger-related charges of $33.8 million (after-tax) resulting from Sovereign's acquisitions during 1998. The 1997 results include the impact of merger-related charges of $36.7 million (after-tax) resulting from Sovereign's acquisitions during 1997. The 1996 results include a non-recurring SAIF assessment of $24.9 million (after-tax) paid to the FDIC for the recapitalization of the SAIF.
2) Excluding the merger-related charges described in Note 1 above, basic earnings per share and diluted earnings per share for 1998 were $1.10 and $1.06, respectively and for 1997 were $.97 and $.89, respectively. Excluding the non-recurring SAIF assessment described in Note 1 above, basic earnings per share and diluted earnings per share for 1996 were $.81 and $.76, respectively.

     d. Interest-earning Deposits -- Interest-earning deposits consist of deposit accounts with the Federal Home Loan Bank of Pittsburgh ("FHLB") and deposits with other financial institutions generally having maturities of three months or less.

     e. Investment Securities -- Debt securities that the company has the intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. Securities expected to be held for an indefinite period of time are classified as available-for-sale and are carried at fair value with unrealized gains and losses reported as a separate component of stockholders' equity, net of estimated income taxes. Securities that are bought and held principally for the purpose of selling are classified as trading and reported at fair value, with unrealized gains and losses included in earnings. Sovereign has no securities held for trading. Gains or losses on the sales of securities are recognized at trade date utilizing the specific identification method.

     f. Forward Commitments and Options -- Sovereign utilizes forward commitments and/or options to hedge interest rate risk associated with loans held for sale and/or commitments to fund loans. Gains and losses on these transactions are included in the net gain or loss when the asset is sold.

     g. Mortgage Banking Activity -- Loans held for sale consist of residential mortgage loans originated or purchased by Sovereign and mortgage-backed securities originated by Sovereign. They are recorded at the lower of cost or estimated fair value on an aggregate basis. Gains and losses are included in the consolidated statements of operations.

     The fair value calculation includes consideration of all open positions, outstanding commitments and related fees paid. Excess servicing fees are computed as the present value of the difference between the estimated future net revenues and normal servicing net revenues as established by the federally sponsored secondary market makers. Resultant premiums are deferred and amortized over the estimated life of the related mortgages using the constant yield method.

     During 1997, Sovereign adopted the requirements of Statement of Financial Accounting Standard ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," for various transfers of receivables and other financial assets that occurred during the year. In December 1996, the Financial Accounting Standards Board ("FASB") issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of SFAS No. 125," which defers the effective date for the provisions of SFAS No. 125 relating to accounting for repurchase agreements, dollar rolls, securities lending and similar transactions until January 1, 1998. As a result of the adoption of SFAS No. 125 in 1997, as amended by SFAS No. 127, Sovereign continues to record servicing assets as well as retained rights to future interest income from the serviced assets that exceed the contractual servicing fee (interest-only strips) as assets on the balance sheet at the time the receivables are sold. As a result, the impact of adoption on net income was immaterial.

     The following table presents the activity of Sovereign's mortgage servicing rights for the years indicated. This activity does not reflect the reduction from the activity in Sovereign's valuation allowance for mortgage servicing rights presented in the table on the next page (in thousands):

                                                            1998        1997
                                                        ---------     --------

     Balance, beginning of year                         $  68,063   $   58,759
     Net servicing assets recognized during the year       19,439       19,979
     Amortization                                         (11,875)     (10,675)
                                                        ---------    ---------
     Balance, end of year                               $  75,627   $   68,063
                                                        =========    =========

     The mortgage servicing rights are amortized against loan servicing fee income on an accelerated basis in proportion to, and over the period of, estimated net future loan servicing fee income, which periods initially do not exceed eight years. For purposes of measuring impairment of capitalized mortgage servicing rights and minimizing the impact of risk, Sovereign conservatively evaluates the loans underlying these rights by stratifying them into certain homogeneous categories which include, but are not limited to, residential real estate 30-year and 15-year fixed rate mortgage loans, adjustable rate mortgage loans and balloon loans. For valuation purposes, at December 31, 1998, a weighted average discount rate of 9.19% was assumed and assumed prepayment speeds were consistent with published secondary market rates for Sovereign's market area. Sovereign also takes into consideration any inherent risks, as well as other relevant factors associated with each portfolio. Prices are obtained in the secondary market and are based upon current market prices of similarly traded loans and/or comparable secondary market instruments.

Notes to Consolidated Financial Statements

     Activity in the valuation allowance for mortgage servicing rights for the years indicated consisted of the following (in thousands):

                                                                         Year Ended December 31,
                                                                   ------------------------------------
                                                                        1998          1997         1996
                                                                   ---------     ---------    ---------
Balance, beginning of year                                        $    3,295    $    2,200    $   1,200
Provision for mortgage servicing rights in excess of fair value       10,000         1,095        1,000
                                                                   ---------     ---------    ---------
Balance, end of year                                              $   13,295    $    3,295    $   2,200
                                                                   =========     =========    =========

     h. Allowance for Loan Losses -- An allowance for loan losses is maintained at a level that management considers adequate to provide for potential losses based upon an evaluation of known and inherent risks in the loan portfolio. Management's evaluation takes into consideration the risks inherent in the loan portfolio, past loan loss experience, specific loans which have loss potential, geographic and industry concentrations, delinquency trends, economic conditions, the level of originations and other relevant factors. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations.

     i. Loans -- Interest on loans is credited to income as it is earned. Interest income is not recognized on loans when the loan payment is 90 days or more delinquent (except auto loans, government-guaranteed loans or loans secured by deposit accounts) or sooner if management believes the loan has become impaired. Sovereign defines impairment as the existence of one or a combination of any of the following loan weaknesses:

          o The primary source of repayment is gone or severely impaired and Sovereign may have to rely on the secondary source

          o Loss does not seem likely, but sufficient problems have arisen to cause Sovereign to go to abnormal lengths to protect its position in order to maintain a high probability of repayment

          o Obligors are unable to generate enough cash flow to reduce their debts

          o Deterioration in collateral value or inadequate inspection or verification of value (if the collateral is expected to be a source of repayment)

          o Flaws in documentation leave Sovereign in a subordinated or unsecured position when the collateral is needed for repayment of the loan

     When a loan is placed on non-accrual status, all accrued yet uncollected interest is reversed from income. Payments received on non-accrual loans are generally applied to the outstanding principal balance. A non-accrual loan is a loan in which it is probable that scheduled payments of principal and interest will not be paid when due according to the contractual terms of the loan agreement. In order for a non-accrual loan to revert to accruing status, all delinquent interest must be paid and Sovereign must approve a repayment plan.

     Loans delinquent 180 days or more (120 days for auto loans) are considered for charge-off unless it can be clearly demonstrated that repayment will occur regardless of the delinquency status. Examples of this would include: a loan which is secured by collateral and is in the process of collection; a loan supported by a valid guarantee or insurance; or a loan supported by a valid claim against a solvent estate. A decision to charge-off a loan does not necessarily mean that the asset has no recovery or salvage value, but rather it is not practical to defer writing off the balance, even though partial or full recovery may be realized in the future.

     SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," requires that certain impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent, as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures." For purposes of measuring impairment as set forth by the provisions of SFAS No. 114 and SFAS No. 118, Sovereign defines impairment as all non-accrual loans, except for large groups of smaller-balance, homogeneous loans such as residential mortgage and consumer loans which are collectively evaluated for impairment.

     j. Loan Fees, Discounts and Premiums -- Loan origination fees and certain direct loan origination costs are deferred and recognized as interest income in the consolidated statement of operations over the contractual life of the loan utilizing the level yield method, except in the case of certain discounted loans in which a portion of the net deferred fee may be amortized over the discount period. Discounts and premiums on loans purchased are amortized into income utilizing methods which approximate the level yield method.

     k. Premises and Equipment -- Premises and equipment are carried at cost, less accumulated depreciation. Depreciation is calculated utilizing both accelerated and straight-line methods. Estimated useful lives are as follows:

     Office buildings                                   15 to 50 years
     Leasehold improvements                              5 to 10 years
     Furniture, fixtures and equipment                   3 to 10 years
     Automobiles                                               3 years

     Expenditures for maintenance and repairs are charged to expense as incurred.

     l. Other Real Estate Owned -- Other real estate owned ("OREO") consists of properties acquired by or in lieu of foreclosure. OREO is stated at the lower of cost or estimated fair value minus estimated costs to sell. Write-downs of OREO which occur after the initial transfer from the loan portfolio are recorded as other operating expenses. Costs of holding foreclosed property are charged to expense in the current period, except for significant property improvements which are capitalized to the extent that carrying value does not exceed estimated fair value.

     m. Income Taxes -- Deferred income taxes are provided on temporary differences between amounts reported for financial statement and tax purposes in accordance with SFAS No. 109, "Accounting for Income Taxes."

     n. Interest Rate Exchange Agreements (Including Swaps, Caps, and Floors) -- Sovereign has entered into certain interest rate exchange agreements in connection with its asset/liability management program which are designated as hedges. Related fees are deferred and amortized on a straight line basis over the life of the interest rate exchange agreement, which corresponds to the estimated life of the asset or liability item being hedged. Net interest payments/receipts are accrued as an adjustment of interest expense/income on the hedged assets or liabilities. Gains or losses resulting from early termination of interest rate exchange agreements are deferred and amortized over the remaining term of the original exchange agreements. In the event the related asset/liability is disposed of, such deferred gains or losses are recognized as an adjustment to the respective gain or loss on disposition. Changes in the value of interest rate exchange agreements are not recorded in the financial statements because the interest rate exchange agreements are designated as hedges.

     o. General and Administrative Expenses -- General and administrative expenses are classified on a functional basis, except for salaries and employee benefits. Certain direct loan origination costs are deferred and are being amortized as a yield adjustment through net interest income (see note 1-j).

     p. Consolidated Statement of Cash Flows -- For purposes of reporting cash flows, cash and cash equivalents include cash and amounts due from depository institutions, interest-earning deposits and securities purchased under resale agreements with an original maturity of three months or less.

     q. Reclassifications -- Certain amounts in the financial statements of prior periods have been reclassified to conform with the presentation used in current period financial statements. These reclassifications have no effect on net income.

Notes to Consolidated Financial Statements (1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

     r. Intangibles -- Core deposit intangibles are a measure of the value of consumer demand and savings deposits acquired in business combinations accounted for as purchases. Core deposit intangibles are amortized on an accelerated basis pursuant to core deposit studies and in accordance with SFAS No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions," over the estimated lives of the existing deposit relationships acquired, but not exceeding 15 years. Goodwill is the excess of the purchase price over the fair value of net assets of companies acquired through business combinations accounted for as purchases. Goodwill is being amortized using the straight line method over various periods not exceeding 25 years. The carrying amount of the goodwill is reviewed if facts and circumstances suggest that it may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on the loss of economic value, the carrying amount of the goodwill is reduced by the estimated loss of value. In addition, goodwill associated with impaired long-lived assets is included in the impairment evaluation which Sovereign assesses under the rules of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of."

     s. Comprehensive Income -- In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." The overall objective of SFAS No. 130 is to provide new rules for the reporting and display of comprehensive income and its components; however, the adoption of this statement had no impact on Sovereign's net income or stockholders' equity. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997.

     The following table presents the components of comprehensive income, net of related tax, based on the provisions of SFAS No. 130 for the years indicated (in thousands):

                                                                                     Year Ended December 31,
                                                                         ----------------------------------------------
                                                                            1998               1997              1996
                                                                         ----------        ----------        ----------
Net income                                                             $    136,455       $   102,538       $    90,378
                                                                         ----------        ----------        ----------
Unrealized (losses) gains on securities arising during the year             (16,095)           18,399            (4,011)
Less reclassification adjustment(1)                                          16,063                 -                 -
                                                                         ----------        ----------        ----------
Net unrealized (losses) gains recognized in other comprehensive income          (32)           18,399            (4,011)
                                                                         ----------        ----------        ----------
Comprehensive income(2)                                                $    136,423       $   120,937       $    86,367
                                                                         ==========        ==========        ==========

(1) Sovereign has not calculated the reclassification adjustment for 1997 and 1996.
(2)Excluding merger-related charges, comprehensive income for 1998 and 1997 was $170 million and $158 million, respectively. Excluding the non-recurring SAIF assessment, comprehensive income for 1996 was $111 million.
-------------------------------------------------------------------------------

     Accumulated other comprehensive income, net of related tax, at December 31, 1998 and 1997 consisted of net unrealized gains on securities of $18.1 million and $18.9 million, respectively.

     t. Segment Reporting -- In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 requires that public companies report certain information about operating segments in complete sets of financial statements of the company and in condensed financial statements of interim periods issued to shareholders. It also requires that public companies report certain information about their products and services, the geographic areas in which they operate, and their major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. Sovereign is a large regional bank which offers a wide array of products and services to its customers. Pursuant to its super-community banking strategy, emphasis is placed on building relationships with its customers, as opposed to building specific lines of business. As a result, as Sovereign is not organized around discernable lines of business and prefers to work as an integrated unit to customize solutions for its customers, with business line emphasis and product offerings changing over time as needs and demands change. Thus, all necessary requirements of SFAS No. 131 have been met by Sovereign as of December 31, 1998.

(2) BUSINESS COMBINATIONS

     On September 4, 1998, Sovereign acquired 93 former CoreStates Financial Corp. ("CoreStates") branch offices from First Union Corporation ("First Union"). The former CoreStates offices are located throughout Pennsylvania and New Jersey and added approximately $2.2 billion of commercial bank deposits and $725 million of commercial and consumer loans to Sovereign's balance sheet. This transaction was accounted for as a purchase. Sovereign paid a premium of $325 million for the CoreStates branches, of which $226 million was allocated to a core deposit intangible and of which $99 million was allocated to goodwill. Additionally, Sovereign established an initial loan loss reserve of $20.5 million in connection with the loans acquired from CoreStates. The goodwill and core deposit intangible are being amortized over approximately 25 years and 10 years, respectively. Sovereign's results of operations include the operations of the aforementioned branches from September 4, 1998 and thereafter.

     On July 31, 1998, Sovereign acquired Carnegie Bancorp ("Carnegie"), a $414 million commercial bank holding company headquartered in Princeton, New Jersey which operated seven branch offices throughout central New Jersey and one in Pennsylvania. Carnegie added loans, deposits and stockholders' equity to Sovereign of approximately $286 million, $329 million and $37 million, respectively. In accordance with the merger agreement, Carnegie common stock shareholders received 2.022 shares of Sovereign common stock in exchange for each share of Carnegie common stock. This transaction was accounted for as a pooling-of-interests.

     On July 31, 1998, Sovereign acquired First Home Bancorp Inc. ("First Home"), a $510 million savings bank holding company headquartered in Pennsville, New Jersey. First Home had one principal operating subsidiary which operated ten branch offices in Salem, Gloucester and Camden counties, New Jersey and New Castle County, Delaware. First Home added loans, deposits and stockholders' equity to Sovereign of approximately $273 million, $320 million and $38 million, respectively. In accordance with the merger agreement, First Home common stock shareholders received 1.779 of Sovereign common stock in exchange for each share of First Home common stock. This transaction was accounted for as a pooling-of-interests.

     As a result of the Carnegie and First Home transactions, Sovereign issued approximately 10.9 million new shares of common stock and recorded a merger-related charge of $7.8 million (after-tax) during the third quarter of 1998.

     On February 28, 1998, Sovereign acquired ML Bancorp, Inc. ("ML Bancorp"), a $2.4 billion bank holding company headquartered in Villanova, Pennsylvania. ML Bancorp's principal operating subsidiary, Main Line Bank, operated 29 branch offices located in the suburbs of Philadelphia, Pennsylvania. The transaction added loans, deposits and stockholders' equity to Sovereign of $1.1 billion, $1.0 billion and $201 million, respectively. In accordance with the merger agreement, ML Bancorp shareholders received 1.62 (1.944 shares as adjusted for all subsequent stock dividends and stock splits) shares of Sovereign common stock in exchange for each share of ML Bancorp common stock. Approximately 20.5 million new shares (24.6 million new shares as adjusted for all subsequent stock dividends and stock splits) of Sovereign common stock were issued in connection with the transaction. This transaction was accounted for as a pooling-of-interests.

     Prior to the combination, ML Bancorp's fiscal year end was March 31, and accordingly, Sovereign's consolidated results of operations for the twelve-month period ended December 31, 1998 include ML Bancorp's results of operations for the two-month period ended February 28, 1998, Sovereign's consolidated results of operations for the twelve-month period ended December 31, 1997 include ML Bancorp's results of operations for the eleven-month period ended February 28, 1998 and Sovereign's results of operations for the twelve-month period ended December 31, 1996 include MLBancorp's results of operations for the twelve-month period ended March 31, 1997. A net decrease to Sovereign's stockholders' equity of $5.0 million has been made to reflect ML Bancorp's activity for the two-month period ended February 28, 1998. That activity consisted of net income of $4.2 million and net unrealized gains on investment securities available-for-sale of $792,000.

Notes to Consolidated Financial Statements

     The pre-merger results of operations for Sovereign, ML Bancorp, Carnegie and First Home (which were acquired pursuant to transactions accounted for as a pooling-of-interests) were as follows (in thousands):

                                                    Sovereign     MLBancorp(1)    Carnegie(2) First Home(2)    Combined
                                                   ----------    --------------    --------    ----------     ----------
Year Ended December 31, 1998
  Interest income                                  $ 1,284,933     $    27,935    $   19,517   $   22,986   $ 1,355,371
  Interest expense                                     821,529          16,295         9,848       14,087       861,759
  Provision for loan losses                             27,467               -           260          234        27,961
  Other income                                         100,962           3,441           427          808       105,638
  Non-interest expense                                 332,710           8,534        10,180        8,659       360,083
  Income tax provision                                  71,539           2,319           390          503        74,751
                                                   -----------     -----------    ----------   ----------   -----------
  Net Income                                       $   132,650     $     4,228    $     (734)  $      311   $   136,455
                                                   ===========     ===========    ==========   ==========   ===========

--------------------------------------------------------------------------------
(1) Reflects ML Bancorp's results of operations for the two-month period ended February 28, 1998.
(2) Reflects Carnegie and First Home results of operations for the seven-month period ended July 31, 1998.
--------------------------------------------------------------------------------

     During 1998, Sovereign recorded pre-tax merger-related charges of $50.4 million ($33.8 million after-tax) or $.21 per share, primarily related to costs incurred in connection with its acquisitions of ML Bancorp, Carnegie and First Home. The components of the merger-related charges were as follows (in thousands):

                                                                     Requiring          Cash
                                                                       Cash            Outflow
                                                  Provision           Outflow          To Date
                                                 -----------       -----------       -----------
Severance and employee-related costs              $   22,257        $   22,257        $   22,257
Merger transaction costs                               5,307             5,307             5,307
Writedowns of assets                                  13,807                 -                 -
Office closing costs                                   3,085             1,274             1,274
Miscellaneous                                          5,933             5,933             5,933
                                                  ----------        ----------        ----------
Total                                             $   50,389        $   34,771        $   34,771
                                                  ==========        ==========        ==========

     Severance and employee-related costs relate primarily to severance costs and related taxes for employees of the three companies who were displaced as a result of merger, as well as the termination and distribution of ML Bancorp's Employee Stock Ownership Plan ("ML ESOP") and restricted stock plans in connection with the merger.

     Writedowns of assets include obsolescence of data processing equipment at all three companies as well as writedowns of servicing-related assets at ML Bancorp.

     The following table summarizes the activity in the merger-related accrual for the year ended December 31, 1998 (in thousands):

     Balance at December 31, 1997                            $    268
     Provision charged against income                          50,389
     Cash outflow                                             (34,771)
     Writedowns of assets                                     (15,886)
                                                             --------
     Balance at December 31, 1998                            $      -
                                                             ========

     On September 19, 1997, Sovereign purchased Fleet Financial Group Inc.'s ("Fleet") Automobile Finance Division ("Fleet Auto"). Fleet Auto consisted of approximately $2.0 billion of indirect auto loans, automotive floor plan loans and loans to automotive lessors. Fleet Auto had business relationships with over 2,000 automotive dealerships and served approximately 225,000 customers throughout New Jersey, New York and several New England states. Sovereign purchased Fleet Auto at a discount, which in part, reflected the need to establish initial reserves for possible loan losses of approximately $22.0 million or 1.50% of the indirect auto loans acquired. The transaction added $10.7 million of goodwill to Sovereign's balance sheet. Sovereign's consolidated results of operations include Fleet Auto's results of operations from September 19, 1997 and thereafter.

     On August 29, 1997, Sovereign acquired Bankers Corp. ("Bankers"), a $2.6 billion financial services holding company headquartered in Perth Amboy, New Jersey. Bankers' sole banking subsidiary, Bankers Savings, operated 15 branch offices located in Middlesex, Monmouth and Ocean counties, New Jersey. The transaction added loans, deposits, and shareholders' equity to Sovereign of $1.5 billion, $1.7 billion, and $204 million, respectively. In accordance with the merger agreement, Bankers shareholders received 1.854 (2.225 shares as adjusted for all subsequent stock dividends and stock splits) shares of Sovereign common stock in exchange for each share of Bankers common stock. Sovereign issued approximately 23.0 million new shares (27.6 million new shares as adjusted for all subsequent stock dividends and stock splits) of Sovereign common stock in connection with the transaction. This transaction was accounted for as a pooling-of-interests.

     On February 18, 1997, Sovereign acquired First State Financial Services, Inc. ("First State"), a $603 million savings institution headquartered in West Caldwell, New Jersey with 14 branch offices located throughout central and northern New Jersey. In accordance with the merger agreement, First State shareholders received 1.225 (1.76 shares as adjusted for all subsequent stock dividends and stock splits) shares of Sovereign common stock in exchange for each share of First State common stock. Sovereign issued approximately 4.9 million new shares (7.06 million new shares as adjusted for all subsequent stock dividends and stock splits) of Sovereign common stock in connection with the transaction. This transaction was accounted for as a pooling-of-interests.

     Prior to the combination, First State's fiscal year end was September 30, and accordingly, Sovereign's consolidated results of operations for the year ended December 31, 1996 include First State's results of operations for the twelve-month period ended September 30, 1996. Sovereign's consolidated results of operations for the year ended December 31, 1997 include First State's results of operations for the twelve-month period ended December 31, 1997. A net decrease to Sovereign's stockholders' equity of $5.0 million has been made to reflect First State's activity for the three-month period ended December 31, 1996. That activity consisted of proceeds from the exercise of stock options of $1.0 million, net income of $6.2 million and net unrealized losses on investment securities available-for-sale of $228,000.

     The pre-merger results of operations for Sovereign, First State and Bankers (which were acquired pursuant to transactions accounted for as a pooling-of-interests) were as follows (in thousands):

                                                 Sovereign(1)    Bankers     Combined
                                                  ----------    ---------    ----------
Year Ended December 31, 1997 (unaudited)
  Interest income                                $   360,816   $  89,398   $    450,214
  Interest expense                                   234,302      55,548        289,850
  Provision for loan losses                            9,700       2,300         12,000
  Other income                                        16,905       1,222         18,127
  Non-interest expense                                82,776      10,278         93,054
  Income tax provision                                20,230       8,172         28,402
                                                 ----------     ---------    ----------

  Net income                                     $    30,713    $ 14,322    $    45,035
                                                 ==========     =========    ==========

(1) Sovereign's result of operations include First State's results of operations.
-------------------------------------------------------------------------------

Notes to Consolidated Financial Statements
BUSINESS COMBINATIONS - (CONTINUED)

     During 1997, Sovereign recorded pre-tax merger-related charges of $54.2 million ($36.7 million after-tax) or $.23 per share, primarily related to costs incurred in connection with its acquisitions of Bankers and First State. The components of the merger- related charges were as follows (in thousands):

                                                                      Requiring          Cash
                                                                        Cash            Outflow
                                                   Provision           Outflow          To Date
                                                  -----------       -----------       -----------

Severance and employee-related costs             $      8,613       $     8,613      $      8,613
Merger transaction costs                                5,811             5,811             5,811
Credit related reserves                                24,900                 -                 -
Loss on sales of assets                                10,986                 -                 -
Office closing costs                                    2,330                 -                 -
Miscellaneous                                           1,377             1,377             1,377
                                                  -----------       -----------       -----------
Total                                            $     54,017       $    15,801      $     15,801
                                                  ===========       ===========       ===========

--------------------------------------------------------------------------------

     On May 31, 1996, Sovereign acquired West Jersey Bancshares, Inc. ("West Jersey") in a transaction accounted for as a pooling-of-interests; however, the consolidated financial statements have not been restated due to immateriality. Sovereign acquired approximately $100 million in assets consisting principally of investment securities and loans and assumed approximately $73.0 million of deposit liabilities. West Jersey shareholders received .8335 (1.2 shares as adjusted for all subsequent stock dividends and stock splits) shares of Sovereign common stock in exchange for each share of West Jersey common stock, or $8.91 per share. Sovereign issued 1.7 million new shares (2.4 million shares as adjusted for all subsequent stock dividends and stock splits) of Sovereign common stock in connection with the transaction.


     On September 8, 1998, Sovereign executed a Definitive Agreement to acquire Peoples Bancorp, Inc. ("Peoples"), a $1.3 billion bank holding company headquartered in Lawrenceville, New Jersey whose principal operating subsidiary operates 14 community banking offices in Mercer, Burlington and Ocean counties, New Jersey. The terms of the agreement call for a fixed exchange, without collars, of .80 shares of Sovereign common stock for each outstanding share of Peoples common stock. Peoples may elect to terminate the transaction at the closing if Sovereign's common stock price decreases below $11.00 per share and such a decrease exceeds, by 10% or more, the decrease of price derived from a peer group index. The transaction, which will be accounted for as a purchase, is subject to approval by various regulatory agencies and Peoples' shareholders. The transaction will add loans, deposits and stockholders' equity to Sovereign of approximately $430 million, $500 million and $340 million, respectively.



(3) RESTRICTIONS ON CASH AND AMOUNTS DUE FROM DEPOSITORY INSTITUTIONS

     Sovereign Bank is required to maintain certain average reserve balances as established by the Federal Reserve Board. The amounts of those reserve balances for the reserve computation periods which included December 31, 1998 and 1997 were $237 million and $96.4 million, respectively.

(4) INVESTMENT SECURITIES

     The amortized cost and estimated fair value of investment securities are as follows (in thousands):

                                                                        At December 31,
                                  -----------------------------------------------------------------------------------------
                                                      1998                                           1997
                                  ---------------------------------------------   -------------------------------------------
                                   Amortized Unrealized   Unrealized    Fair       Amortized Unrealized   Unrealized    Fair
                                     Cost   Appreciation Depreciation   Value        Cost   Appreciation Depreciation   Value
                                  --------- ------------ ------------ ---------   --------- ------------ ------------   -----
Investment  Securities Available-for-Sale:
Investment Securities:
  U.S. Treasury and government
    agency securities             $   35,480  $      1    $     64   $   35,417  $    46,515 $     115   $       -   $   46,630
Corporate securities                  38,784     1,413         121       40,076            -         -           -            -
  Equity securities                  881,817    15,545      10,381      886,981      643,288    18,898          79      662,107
  Other securities                     8,360       972           -        9,332       46,935     4,447         298       51,084
Mortgage-backed Securities:
  FHLMC                               85,761       867         264       86,364      420,590     3,493         397      423,686
  FNMA                                40,645       335          57       40,923      202,740     1,631         401      203,970
  GNMA                                42,434       749          14       43,169      256,532     1,908         600      257,840
  Collateralized mortgage
    obligations                    3,531,948    11,214       2,785    3,540,377      296,633     1,581       1,515      296,699
  Other securities                 1,969,322    15,976       5,510    1,979,788       14,295         9          58       14,246
                                  ---------- ---------   ---------   ----------  ----------- ---------   ---------   ----------
Total investment securities
   available-for-sale             $6,634,551 $  47,072   $  19,196   $6,662,427  $ 1,927,528 $  32,082   $   3,348   $1,956,262
                                  ========== =========   =========   ==========  =========== =========   =========   ==========



                                                                        At December 31,
                                  -----------------------------------------------------------------------------------------
                                                      1998                                           1997
                                  ---------------------------------------------   -------------------------------------------
                                   Amortized Unrealized   Unrealized    Fair       Amortized Unrealized   Unrealized    Fair
                                     Cost   Appreciation Depreciation   Value        Cost   Appreciation Depreciation   Value
                                  --------- ------------ ------------ ---------   --------- ------------ ------------   -----
Investment  Securities Held-to-Maturity:
Investment securities:
  U.S. Treasury and government
    agency securities             $   31,180 $     151   $      78   $   31,253  $    47,520 $     335   $     430   $   47,425
  Corporate securities                     -         -           -            -        1,050        24           -        1,074
  Other securities                    54,481     3,691         122       58,050       61,406     3,832         150       65,088
Mortgage-backed securities:
  FHLMC                              242,558     4,733         104      247,187      383,790     7,569         520      390,839
  FNMA                               176,167     3,371          85      179,453      243,116     3,752         412      246,456
  GNMA                               292,664     6,009           -      298,673      415,840     8,336         157      424,019
  RTC                                      -         -           -            -          411         -           1          410
  Private issues                      74,523     1,165         136       75,552      124,794       999          82      125,711
  Collateralized mortgage
    obligations                      968,082     4,541       2,208      970,415    2,138,524     9,964       2,647    2,145,841
                                  ---------- ---------   ---------   ----------  ----------- ---------   ---------   ----------
Total investment securities
   held-to-maturity               $1,839,655 $  23,661   $   2,733   $1,860,583  $ 3,416,451 $  34,811   $   4,399   $3,446,863
                                  ========== =========   =========   ==========  =========== =========   =========   ==========

Notes to Consolidated Financial Statements

     The amortized cost and estimated fair value of investment securities at December 31, 1998 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (in thousands):
                                                         Amortized
                                                           Cost       Fair Value
                                                         ---------    ----------
Investment Securities Available-for-Sale:
  Due in one year or less                               $  192,684    $  192,816
  Due after one year through five years                     14,060        14,040
  Due after five years through ten years                    16,449        16,585
  Due after ten years                                    5,530,170     5,552,850
  No stated maturity                                       881,188       886,136
                                                        ----------    ----------
Total investment securities available-for-sale          $6,634,551    $6,662,427
                                                        ==========    ==========

                                                         Amortized
                                                           Cost       Fair Value
                                                         ---------    ----------
Investment Securities Held-to-Maturity:
  Due in one year or less                                $   36,478   $   36,500
  Due after one year through five years                       4,074        4,156
  Due after five years through ten years                    158,928      160,310
  Due after ten years                                     1,640,175    1,659,617
                                                         ----------   ----------
     Total investment securities held-to-maturity        $1,839,655   $1,860,583
                                                         ==========   ==========

     Proceeds from sales of investment securities and the realized gross gains and losses from those sales are as follows (in thousands):

                                                    Available-for-Sale                          Held-to-Maturity
                                                  Year Ended December 31,                    Year Ended December 31,
                                                 ----------------------------               ----------------------------
                                               1998        1997        1996               1998        1997        1996
                                            ---------    --------    --------           --------    --------    --------


Proceeds from sales                      $  2,145,929  $  295,933  $  901,987         $   12,432  $  561,316   $       -
                                          ===========  ==========  ==========         ==========  ==========   =========
Gross realized gains(1)                        27,729       3,751       9,844                  -         183           -
Gross realized losses(1)                       11,449       2,893       4,858                457      10,217           -
                                          -----------  ----------  ----------         ----------  ----------   ---------
Net realized gains/(losses)               $    16,280  $      858  $    4,986         $     (457) $  (10,034)  $       -
                                          ===========  ==========  ==========         ==========  ==========   =========

--------------------------------------------------------------------------------
(1) Included in gross realized gains and losses from sales of investment securities are $1.7 million of gains and $10.1 million of losses resulting from the termination of interest rate swaps which were hedging the specific securities sold.
--------------------------------------------------------------------------------


     Proceeds from sales of investment securities held-to-maturity for the years ended December 31, 1998 and 1997 were the result of the liquidation of certain held-to-maturity securities acquired from ML Bancorp in 1998 and Bankers in 1997. These sales were completed in accordance with the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" to maintain Sovereign's pre-merger interest rate risk position, and the impact of these sales was included as part of the merger-related charges for ML Bancorp and Bankers.

     Tax-exempt income included in interest and dividends on investment securities for the years ended December 31, 1998, 1997 and 1996 were $17.9 million, $10.5 million and $5.4 million, respectively. Tax expense/(benefit) related to net realized gains and losses from sales of investment securities for the years ended December 31, 1998, 1997 and 1996 were $5.7 million, $(3.2) million and $1.7 million, respectively. Investment securities with an estimated fair value of $1.8 billion and $1.6 billion were pledged as collateral for borrowings, interest rate agreements and public deposits at December 31, 1998 and 1997, respectively.

(5) LOANS

A summary of loans included in the consolidated balance sheets follows (in thousands):

                                                                      At December 31,
                                                                ---------------------------
                                                                   1998             1997
                                                                -----------      ----------
Residential real estate loans                                   $ 5,113,537      $ 6,634,271
Residential construction loans (net of loans in process of
  $89,509 and $49,568, respectively)                                 62,536          137,367
Total Residential Loans                                           5,176,073        6,771,638
Commercial real estate loans                                        887,938          664,943
Commercial loans                                                    717,440          356,517
Automotive floor plan loans                                         578,147          279,757
Multi-family loans                                                  115,195          115,570
                                                                -----------      -----------
     Total Commercial Loans                                       2,298,720        1,416,787
                                                                -----------      -----------
Home equity loans                                                 1,750,883        1,050,304
Auto loans                                                        1,510,676        1,553,318
Loans to automotive lessors                                         252,856          267,033
Student loans                                                       256,744          190,440
Credit cards                                                           --             54,887
Other                                                                39,888           19,715
                                                                -----------      -----------
     Total Consumer Loans                                         3,811,047        3,135,697
                                                                -----------      -----------
     Total Loans(1)                                             $11,285,840      $11,324,122
Total Loans with:(2)
  Fixed rate                                                    $ 5,798,158      $ 4,548,951
  Variable rate                                                   5,487,682        6,775,171
                                                                -----------      -----------
     Total Loans(1)                                             $11,285,840      $11,324,122
                                                                ===========      ===========


--------------------------------------------------------------------------------
(1) Loan totals are net of deferred loan fees and unamortized premiums and discounts of $16.9 million for 1998 and $20.3 million for 1997.
(2) Loan totals do not reflect the impact of off-balance sheet interest rate swaps used for interest rate risk management as discussed below.
--------------------------------------------------------------------------------

     As a result of Sovereign's use of interest rate swaps for interest rate risk management, at December 31, 1998, $175 million of intermediate variable rate mortgage loans (loans with a five-year fixed rate period) have effectively been converted to variable rate over the fixed rate period.

     The total amount of loans being serviced for the benefit of others was $6.7 billion, $6.4 billion and $5.9 billion at December 31, 1998, 1997 and 1996, respectively. At December 31, 1998 and 1997, Sovereign had mortgage servicing rights of $62.3 million and $64.8 million, respectively.

     Loans to related parties include loans made to certain officers, directors and their affiliated interests. At December 31, 1998, loans to related parties totaled $2.7 million.

     For additional information with respect to the scheduled maturity of Sovereign's loan portfolio, see Table 6 in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Loan Portfolio" on page 26.

     The activity in the allowance for loan losses is as follows (in thousands):

                                                   Year Ended December 31,
                                           -------------------------------------
                                             1998          1997          1996
                                           --------      --------      --------
Balance, beginning of period               $116,823      $ 73,847      $ 67,515
Acquired reserves and other additions        22,660        20,652           716
Provision for loan losses                    27,961        41,125        22,685
Charge-offs                                  46,330        24,184        18,941
Recoveries                                   12,688         5,383         1,872
                                           --------      --------      --------
Balance, end of period                     $133,802      $116,823      $ 73,847
                                           ========      ========      ========

Notes to Consolidated Financial Statements
LOANS - (CONTINUED)

     Sovereign encourages loan officers to follow specific procedures in the early identification and collection of problem loans. If a loan becomes seriously delinquent or the loan officer is not successful in the resolution of the problem loan, the account is transferred to Sovereign's Asset Recovery Team. At this time the account is analyzed for collateral values and the cash flows available to repay the loan. If it is determined that there is a collateral shortfall and insufficient cash flow to repay the debt, a reserve will be established. At any time during this process and at the loan officer's discretion, the account may be placed on non-accrual status. By following these procedures, losses are minimized on impaired loans.

     Impaired loans are summarized as follows (in thousands):

                                                              At December 31,
                                                         ----------------------
                                                           1998           1997
                                                         -------        -------
Impaired loans without a related reserve                 $  --          $   137
Impaired loans with a related reserve                     63,296         24,802
                                                         -------        -------
     Total impaired loans                                $63,296        $24,939
                                                         =======        =======
Reserve for impaired loans                               $18,582        $ 8,249
                                                         =======        =======

     The average balance of impaired loans for 1998, 1997 and 1996 was $58.1 million, $29.2 million and $30.5 million, respectively.


(6) PREMISES AND EQUIPMENT

      A summary of premises and equipment, less accumulated depreciation and amortization, follows (in thousands):

                                                          At December 31,
                                                    ---------------------------
                                                       1998              1997
                                                    ---------         ---------
Land                                                $  14,923         $  15,636
Office buildings                                       69,542            64,532
Furniture, fixtures, and equipment                     94,055            85,479
Leasehold improvements                                 21,351            16,578
Automobiles                                               849             1,129
                                                    ---------         ---------
                                                      200,720           183,354
Less accumulated depreciation                        (102,229)          (91,081)
                                                    ---------         ---------
  Total premises and equipment                      $  98,491         $  92,273
                                                    =========         =========

     Sovereign is committed under various non-cancelable operating leases relating to branch facilities having initial or remaining terms in excess of one year. The minimum annual rental commitments under these leases at December 31, 1998, are summarized as follows (in thousands):
                                                At December 31,

                                                   1998
                                                ---------------
     1999                                          $  14,538
     2000                                             13,243
     2001                                             12,332
     2002                                             10,273
     2003                                              7,568
     Thereafter                                       27,665
                                                   ---------
          Total                                    $  85,619
                                                   =========

     Total rental expense for all leases for the years ended December 31, 1998, 1997 and 1996 was $10.6 million, $7.9 million and $6.3 million, respectively.

(7) ACCRUED INTEREST RECEIVABLE

     Accrued interest receivable is summarized as follows (in thousands):

                                                            At December 31,
                                                      --------------------------
                                                        1998              1997
                                                      --------          --------
Accrued interest receivable on:
  Investment securities                               $ 57,809          $ 36,800
  Loans                                                 89,632            71,229
                                                      --------          --------
     Total interest receivable                        $147,441          $108,029
                                                      ========          ========

     Accrued interest receivable is stated net of an allowance for potentially uncollected interest (for loans on non-accrual and for loans that have been restructured). If these non-accruing and restructured loans had been current in accordance with their original terms and had been outstanding throughout the period, gross interest income for the years ended December 31, 1998, 1997 and 1996 would have increased by approximately $9.5 million, $7.5 million and $8.5 million, respectively. Interest income recorded on these loans for the years ended December 31, 1998, 1997 and 1996 was $3.3 million, $2.4 million and $2.4 million respectively.

(8) DEPOSITS

     Deposits are summarized as follows (in thousands):

                                                                      At December 31,
                                                                      ---------------
----------------------------------------------------------------------
                                                     1998                                     1997
                                                     ----                                     ----
                                      Balance      Percent       Rate          Balance       Percent       Rate
                                    -----------    -------       ----        -----------     -------       ----
Demand deposit accounts             $ 1,104,170        9%          -- %      $   611,670        6%          --
NOW accounts                          1,281,516       10          1.24           723,182        8          1.29
Savings accounts                      2,295,448       19          2.83         1,900,334       20          3.02
Money market accounts                 1,545,634       13          3.78           916,788       10          4.06
Retail certificates of deposit        5,172,196       42          5.24         4,673,467       49          5.54
Jumbo certificates of deposit           923,752        7          5.40           689,853        7          5.76
                                    -----------      ---          ----       -----------      ---          ----
     Total deposits                 $12,322,716      100%         3.73%      $ 9,515,294      100%         4.23%
                                    ===========      ===          ====       ===========      ===          ====

     Certificate accounts are frequently renewed at maturity rather than paid out. The following table sets forth the maturity of Sovereign's certificates of deposit as scheduled to mature contractually at December 31, 1998 (in thousands):

                                  Within Six    Six Mos./       One/        Three/        Five/         Over
                                     Mos.        One Yr.     Three Yrs.    Five Yrs.     Ten Yrs       Ten Yrs       Total
                                 -------------------------------------------------------------------------------------------
Certificate accounts by rate:
Less than 4.001%                 $   163,830  $      9,982  $    12,147  $         87 $     24,249  $     2,799  $   213,094
4.001%-- 6.000%                    3,511,179     1,433,186      502,519        73,956       14,250          301    5,535,391
6.001%-- 8.000%                       76,754        86,156      114,658        29,478       27,301            8      334,355
8.001%-- 10.000%                       5,043         1,412        1,507           387        1,083          354        9,786
Above 10.000%                            167           105          957           213        1,791           89        3,322
                                 -----------  ------------  -----------  ------------ ------------  -----------  -----------
Total certificate accounts       $ 3,756,973  $  1,530,841  $   631,788  $    104,121 $     68,674  $     3,551  $ 6,095,948
                                 ===========  ============  ===========  ============ ============  ===========  ===========

Notes to Consolidated Financial Statements

     The following table sets forth the maturity of Sovereign's certificates of deposit as scheduled to mature contractually at December 31, 1998 (in thousands):
                                                        At December 31,
                                                             1998
                                                          -----------
                      1999                               $  5,287,816
                      2000                                    523,672
                      2001                                    108,114
                      2002                                     52,259
                      2003                                     51,862
                      Thereafter                               72,225
                                                          -----------
                         Total                           $  6,095,948
                                                          ===========


     The following table sets forth the maturity of Sovereign's certificates of deposit of $100,000 or more as scheduled to mature contractually at December 31, 1998 (in thousands):
                                                          At December 31,
                                                               1998
                                                            -----------
                      Three months or less                 $    496,443
                      Over three through six months             548,181
                      Over six through twelve month             181,048
                      Over twelve months                         78,610
                                                            -----------
                           Total                           $  1,304,282
                                                            ===========


     Interest expense on deposits is summarized as follows (in thousands):

                                                       At December 31,
                                             ----------------------------------
                                               1998         1997         1996
                                             --------     --------     --------
Demand deposit and NOW accounts              $ 16,387     $  7,967     $  9,423
Savings accounts                               62,694       58,974       51,824
Money market accounts                          45,055       33,719       34,387
Certificates of deposit                       316,164      278,153      255,450
                                             --------     --------     --------
     Total interest expense on deposits      $440,300     $378,813     $351,084
                                             ========     ========     ========


     Deposits of related parties include deposits made by certain officers, directors and their affiliated interests. At December 31, 1998, deposits of related parties totaled $1.7 million.

(9) SHORT-TERM AND LONG-TERM BORROWINGS

     Short-term Borrowings. Short-term borrowings included in the consolidated balance sheets are as follows (in thousands):

                                                            At December 31,
                                                      --------------------------
                                                         1998            1997
                                                      ----------      ----------
Securities sold under repurchase agreements           $  315,540      $  787,700
Federal Home Loan Bank advances                        3,409,243       4,626,401
Other borrowings                                         196,901          41,793
                                                      ----------      ----------
     Total borrowings                                 $3,921,684      $5,455,894

     Included in short-term borrowings are sales of securities under repurchase agreements. Securities underlying these repurchase agreements consisted of investment securities which had a book value of $180 million and $723 million and a market value of $182 million and $729 million at December 31, 1998 and 1997, respectively.

     Effective January 1, 1998, Sovereign adopted the provisions of SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of SFAS No. 125." The provisions of SFAS No. 127 defer the effective date for the provisions of SFAS No. 125 relating to accounting for repurchase agreements, dollar rolls, securities lending and similar transactions. Accordingly, qualifying repurchase agreements are treated as financings and the obligations to repurchase securities sold are reflected as a liability in the balance sheet. The dollar amount of securities underlying the agreements remains in the asset accounts, although the securities underlying the agreements are delivered to the brokers who arranged the transactions. In certain instances, the broker may have sold, loaned, or disposed of the securities to other parties in the normal course of their operations, and have agreed to resell to Sovereign substantially similar securities at the maturity of the agreements. The broker/dealers who participate with Sovereign in these agreements are primarily broker/dealers reporting to the Federal Reserve Bank of New York.

     The following table summarizes information regarding short-term securities sold under repurchase agreements (in thousands):

                                                                                              December 31,
                                                                             ----------------------------------------------
                                                                                 1998              1997            1996
                                                                             ------------      -----------     ------------
Balance                                                                      $    315,540      $   787,700     $    939,659
Weighted average interest rate                                                       5.32%            5.61%            5.58%
Maximum amount outstanding at any month-end during the year                  $    956,394      $ 1,515,156     $  1,310,406
Average amount outstanding during the year                                   $    525,986      $ 1,222,183     $    804,012
Weighted average interest rate during the year                                       5.39%            5.67%            5.77%

     The following table summarizes information regarding short-term FHLB advances (in thousands):

                                                                                                December 31,
                                                                             ----------------------------------------------
                                                                                 1998              1997            1996
                                                                             ------------      -----------     ------------
Balance                                                                      $  3,409,243      $ 4,626,401     $  3,079,801
Weighted average interest rate                                                       5.32%            5.91%            5.82%
Maximum amount outstanding at any month-end during the year                  $  5,361,401      $ 4,709,176     $  3,842,670
Average amount outstanding during the year                                   $  4,420,827      $ 3,718,562     $  2,356,162
Weighted average interest rate during the year                                       5.98%            6.03%            5.88%

     The following table summarizes information regarding short-term federal funds purchased (in thousands):

                                                                                                December 31,
                                                                             ----------------------------------------------
                                                                                 1998              1997            1996
                                                                             ------------      -----------     ------------
Balance                                                                      $         --      $        --     $     12,000
Weighted average interest rate                                                         --%              --%            7.26%
Maximum amount outstanding at any month-end during the year                  $         --      $    22,400     $     43,400
Average amount outstanding during the year                                   $         --      $     3,860     $     15,840
Weighted average interest rate during the year                                         --%            5.68%            5.44%

Notes to Consolidated Financial Statements

     Long-term Borrowings. Long-term securities sold under repurchase agreements had weighted average interest rates of 5.58% and 5.88% at December 31, 1998 and 1997, respectively. Long-term FHLB advances had weighted average interest rates of 4.96% and 6.07% at December 31, 1998 and 1997, respectively. Long-term borrowings are as follows (in thousands):

                                                               At December 31,
                                                         --------------------------
                                                            1998            1997
                                                         ----------      ----------
Securities sold under repurchase agreements,
  maturing January 2000 to May 2008                      $  340,000      $  362,393
FHLB advances, maturing February 2000 to April 2012       3,492,262         898,998
6.75% senior notes, due July 1, 2000                         49,653          49,655
6.75% subordinated debentures, due 2000                      27,894          27,831
8.50% subordinated debentures, due 2002                      19,708          19,629
8.00% subordinated debentures, due 2003                      49,391          49,243
                                                         ----------      ----------
  Total long-term borrowings                             $3,978,908      $1,407,749
                                                         ==========      ==========

     Included in long-term borrowings are sales of securities under repurchase agreements. Securities underlying these repurchase agreements consisted of mortgage-backed securities which had a book value of $340 million and a market value of $344 million at December 31, 1998. Single issuers of these repurchase agreements having an aggregate book value in excess of 10% of Sovereign's stockholders' equity at December 31, 1998 included Salomon Smith Barney Holdings, Inc. with $197 million and a weighted average maturity of 2.2 years and Lehman Brothers, Inc. with $123 million and a weighted average maturity of
7.7 years.

     The majority of FHLB advances are collateralized by qualifying mortgage-related assets as defined by the FHLB. The remaining FHLB advances are collateralized by mortgage-backed securities.

     The 6.75% notes are non-amortizing and are not redeemable prior to maturity. The 6.75% debentures are non-amortizing and are not redeemable prior to maturity. The 6.75% debentures and a portion of the FHLB advances have, through the use of interest rate swaps, been effectively converted from fixed rate obligations to variable rate obligations. The 8.50% debentures are non-amortizing and are redeemable at the option of Sovereign in whole or in part at any time on or after September 15, 1999. The 8.00% debentures are non-amortizing and are not redeemable prior to maturity.

     The following table sets forth the maturity of Sovereign's long-term borrowings as scheduled to mature contractually at December 31, 1998 (in thousands):

                                                      At December 31,
                                                              1998
                                                      ---------------
                      1999                               $          -
                      2000                                    269,547
                      2001                                    363,000
                      2002                                    486,708
                      2003                                    814,391
                      Thereafter                            2,045,262
                                                          -----------
                         Total                           $  3,978,908
                                                          ===========

(10) TRUST PREFERRED SECURITIES

     During March 1997, Sovereign issued $100 million of preferred capital securities ("Trust Preferred") through Sovereign Capital Trust I ("Trust"), a special-purpose statutory trust created expressly for the issuance of these securities. Distributions on the Trust Preferred will be payable at an annual rate of 9% of the stated liquidation amount of $1,000 per capital security, payable semi-annually. After issuance costs, proceeds of $97.6 million were invested in Junior Subordinated Debentures of Sovereign, at terms identical to the Trust Preferred offering. Cash distributions on the Trust Preferred are made to the extent interest on the debentures is received by the Trust. In the event of certain changes or amendments to regulatory requirements or federal tax rules, the Trust Preferred securities are redeemable in whole. Otherwise, the Trust Preferred securities are generally redeemable in whole or in part on or after April 1, 2007, at a declining redemption price ranging from 103.875% to 100% of the liquidation amount. On or after April 1, 2017, the Trust Preferred securities may be redeemed at 100% of the liquidation amount.

     During March 1997, ML Bancorp, a predecessor company of Sovereign, also issued $50.0 million of Trust Preferred securities at an interest rate of 9.875%, with a scheduled maturity of March 1, 2027. The securities were issued by ML Capital Trust I and proceeds from the issuance were invested in Junior Subordinated Debentures issued by ML Bancorp. Sovereign assumed ML Bancorp's obligations under this offering and has the option, subject to required regulatory approval, to prepay the securities beginning March 1, 2007.

     The Trust Preferred offerings are classified as and are similar to a minority interest and are presented as "Corporation-obligated mandatorily redeemable capital securities of subsidiary trust holding solely subordinated debentures of Sovereign Bancorp, Inc." The Trust Preferred offerings qualify for Tier I capital treatment for Sovereign and the loan payments from Sovereign to the Trust are fully tax deductible.

(11) STOCKHOLDERS' EQUITY

     The Financial Institutions Reform, Recovery and Enforcement Act ("FIRREA") requires institutions regulated by the OTS to have minimum regulatory tangible capital equal to 1.5% of total tangible assets, a minimum leverage capital ratio equal to 3% of tangible assets and 4% of risk-adjusted assets and a risk-based capital ratio equal to 8%. Sovereign Bank was in compliance with all of these capital requirements as of December 31, 1998. The following schedule summarizes the actual capital balances of Sovereign Bank at December 31, 1998 (in thousands):

                                                             Tangible          Leverage        Leverage        Risk-Based
                                                            Capital to        Capital to      Capital to       Capital to
                                                             Tangible          Tangible      Risk-Adjusted    Risk-Adjusted
                                                              Assets            Assets          Assets           Assets
                                                         ----------------  ---------------  ---------------  ---------------
Sovereign Bank:

Regulatory capital                                       $      1,107,748  $     1,107,748  $     1,107,748  $     1,230,442
Minimum capital requirement                                       325,259          637,364          476,865          953,731
                                                         ----------------  ---------------  ---------------  ---------------
  Excess                                                 $        782,489  $       470,384  $       630,883  $       276,711
                                                         ================  ===============  ===============  ===============
Capital ratio                                                        5.11%            5.21%            9.29%           10.32%

Notes to Consolidated Financial Statements

     OTS capital regulations do not apply to holding companies. The following schedule summarizes actual capital balances of Sovereign Bancorp at December 31, 1998 as if those regulations did apply to Sovereign Bancorp (in thousands):

                                      Tangible             Leverage             Leverage           Risk-Based
                                     Capital to           Capital to           Capital to          Capital to
                                      Tangible             Tangible           Risk-Adjusted       Risk-Adjusted
                                       Assets               Assets               Assets               Assets
                                     ----------           ----------           ----------           ----------
Sovereign Bancorp:
Regulatory capital                   $  753,790           $  882,840           $  882,840           $1,354,036
Minimum capital requirement             321,870              630,717              481,486              962,971
                                     ----------           ----------           ----------           ----------
  Excess                             $  431,920           $  252,123           $  401,354           $  391,065
                                     ==========           ==========           ==========           ==========
Capital ratio                              3.51%                4.20%                7.33%               11.25%

     The Federal Deposit Insurance Corporation Improvement Act ("FDICIA") established five capital tiers: well-capitalized, adequately-capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. A depository institution's capital tier depends upon its capital levels in relation to various relevant capital measures, which include leverage and risk-based capital measures and certain other factors. Depository institutions that are not classified as well-capitalized or adequately-capitalized are subject to various restrictions regarding capital distributions, payment of management fees, acceptance of brokered deposits and other operating activities. At December 31, 1998, Sovereign Bank was classified as well-capitalized and in compliance with all capital requirements. Management anticipates that Sovereign Bank will continue to be classified as well-capitalized and will be in compliance with all regulatory capital requirements.

     As a result of provisions of the Small Business Jobs Protection Act of 1996 (the "Jobs Protection Act"), which repealed the tax reserve method for bad debts for thrift institutions and the circumstances requiring bad debt recapture for large institutions, Sovereign must determine the tax deduction for bad debt based on actual charge-offs. The Jobs Protection Act retained the existing base year bad debt reserve and requires recapture into taxable income in certain circumstances such as in the case of certain excess distributions or complete redemptions. None of the limited circumstances requiring recapture are anticipated by Sovereign. Retained earnings at December 31, 1998 included $62.4 million in bad debt reserves, for which no deferred taxes have been provided due to the indefinite nature of the recapture provisions.

     Sovereign maintains a Dividend Reinvestment and Stock Purchase Plan which permits holders of record of Sovereign common stock to purchase additional shares of common stock directly from Sovereign via reinvestment of cash dividends and optional cash purchases. At December 31, 1998, purchases of common stock with reinvested dividends are made at a 5% discount from the current market price as defined and optional cash purchases are limited to a maximum of $5,000 per quarter.

     Sovereign maintains a Stockholder Rights Plan (the "Rights Plan"). The Rights Plan is designed to protect stockholders from attempts to acquire control of Sovereign at an inadequate price. Under the Rights Plan, Sovereign distributed a dividend of one right to purchase a unit of preferred stock on each outstanding share of Sovereign's common stock. The rights are not currently exercisable or transferable and no separate certificates evidencing such rights will be distributed, unless certain events occur. The rights attach to shares of common stock outstanding on October 2, 1989 and will expire on September 27, 2004 as stated in the amendment to the Rights Plan dated September 27, 1995. The rights will entitle the holders to purchase either Sovereign's common stock or the common stock of the potential acquirer at a substantially reduced price.

     On May 17, 1995, Sovereign completed the sale of 2.0 million shares of Convertible Preferred Stock, raising $96.4 million in capital. The 6 1/4% non-voting, Cumulative Convertible Preferred Stock was convertible at the option of the holder at any time, unless previously redeemed, at a conversion rate (adjusted to reflect all stock dividends and stock splits) of 7.184 shares of common stock for each share of preferred stock; equivalent to a conversion price of $6.960 per share of common stock. On May 15, 1998, Sovereign redeemed all outstanding shares of its 6 1/4% Cumulative Convertible Preferred Stock, Series B.

(12) STOCK OPTION PLANS

     Sovereign grants stock options for a fixed number of shares to key officers and directors with an exercise price equal to the fair value of the shares at the date of grant. Sovereign's stock options expire not more than ten years after the date of grant and become fully vested and exercisable within a one to five year period after the date of grant. Sovereign accounts for stock option grants in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," and accordingly, recognizes no compensation expense for the stock option grants. There are 14.2 million shares of common stock reserved for issuance under the plans. These shares, along with the per share data in the following summary of option transactions, have been adjusted to reflect all stock dividends and stock splits.

                                                                                                     Price Per
                                                                                  Shares               Share
                                                                                 ---------        ---------------
Options outstanding December 31, 1995                                           8,509,516       $  .96  -   $7.51
                                                                                ----------      -----------------
Granted                                                                           767,921       $ 6.16  -   $8.94
Exercised                                                                      (1,051,867)      $  .97  -   $6.45
Forfeited                                                                        (159,675)      $ 3.84  -   $7.51
                                                                                ---------

Options outstanding December 31, 1996 (3,758,345 shares exercisable)            8,065,895       $  .96  -   $8.94
                                                                                ----------      -----------------
Granted                                                                         1,382,278       $ 8.17  -  $15.94
Exercised                                                                      (3,388,704)      $  .97  -   $7.51
Forfeited                                                                         (26,016)      $ 3.84  -  $10.54
                                                                                ---------

Options outstanding December 31, 1997 (4,351,317 shares exercisable)            6,033,453       $  .96  -  $16.77
                                                                                ----------      -----------------
Granted                                                                           934,070       $13.38  -  $20.25
Exercised                                                                      (2,295,265)      $  .97  -  $10.54
Forfeited                                                                        (172,550)      $ 8.22  -  $20.25
                                                                                ---------

Options outstanding December 31, 1998 (3,371,038 shares exercisable)            4,499,708       $  .96  -  $20.25
                                                                                =========       =================

     The following table summarizes Sovereign's stock options outstanding at December 31, 1998:

                                               Options Outstanding                       Options Exercisable
                                      -------------------------------------              -------------------
                                                    Wtd. Avg.      Wtd. Avg.                         Wtd. Avg.
                                                    Exercise       Remaining                         Exercise
                Exercise Prices         Shares        Price    Contractual Life         Shares         Price
                 ------------            -----        -----      -------------           -----         ----
                   $.96-$5.90         2,485,494      $ 3.60           4.51             2,485,494      $ 3.60
                 $6.07-$12.71           636,264      $ 8.14           7.89               636,264      $ 8.14
                $13.28-$20.25         1,377,950      $14.65           9.15               249,280      $13.59
                                      ---------      ------           ----             ---------      ------

                        Total         4,499,708      $ 7.63           6.41             3,371,038      $ 5.19
                                      =========      ======           ====             =========      ======

     SFAS No. 123, "Accounting for Stock-Based Compensation," which provides companies with a choice either to expense the fair value of employee stock options over the vesting period (recognition method) or to continue the previous practice but disclose the pro forma effects on net income and earnings per share had the fair value method been used (disclosure only method). Sovereign adopted the disclosure only method during 1996.

     Pro forma information regarding net income and earnings per share is required by SFAS No. 123 and has been determined as if Sovereign had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions:

     Grant date year                               1998              1997            1996
     Options granted                            934,070         1,382,278         466,581
     Options forfeited                           72,600           103,169           5,325
     Expected volatility                           .278         .200-.840       .239-.840
     Expected life in years                        6.00         4.00-7.50       5.00-7.50
     Stock price on date of grant         $13.38-$20.25      $8.17-$15.94     $6.16-$8.94
     Exercise price                       $13.38-$20.25      $8.17-$15.94     $6.16-$8.94
     Weighted average exercise price             $15.25            $10.42           $6.55
     Weighted average fair value                  $5.38             $4.47           $3.44
     Expected dividend yield                        .67%        .21%-3.00%      .21%-2.42%
     Risk-free interest rate                 4.65%-5.72%       5.76%-6.88%     5.23%-6.88%
     Vesting period in years                          1               0-4             1-5

     The Black-Scholes option valuation model was developed for use in estimating the fair market value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because Sovereign's employee stock options have characteristics significantly different from those traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide reliable single measure of fair value of its employee stock options.

     The pro forma reduction to net income for 1998, 1997 and 1996 was $2.9 million, $2.5 million and $426,000, respectively. The pro forma reduction to diluted earnings per share for 1998 was $.02, for 1997 was $.02 and for 1996 was $.00.

 (13) EMPLOYEE BENEFIT PLANS

     Sovereign sponsors a non-contributory defined benefit pension plan which covers substantially all employees who have attained the age of 21 and completed one year of service. Benefits under the plan are based upon years of service and the employees' average compensation computed based upon the five consecutive plan years of highest pay during the ten years preceding retirement or termination. At December 31, 1998, the Sovereign pension plan held approximately 79,000 shares of Sovereign common stock with a fair market value of $1.1 million. Dividends paid on these shares during 1998 totaled $6,000.

     It is Sovereign's policy to fund the minimum contribution as determined by an actuarial valuation. The net periodic pension costs for this plan are comprised of the following components (in thousands):

                                                                          At December 31,
                                                          ---------------------------------------------
                                                             1998             1997              1996
                                                          ----------       ----------        ----------
Service cost benefits earned during the period            $    2,248      $     1,928       $     1,736
Interest cost on projected benefit obligation                  2,498            2,550             2,311
Actual return on plan assets                                  (7,028)          (7,227)           (4,824)
Amortization of unrecognized net assets and other
  deferred amounts, net                                        3,761            3,037             1,390
Curtailment loss                                                   -                -               542
Asset gain                                                         -              331                62
                                                          ----------       ----------        ----------
  Net periodic pension expense                            $    1,479      $       619       $     1,217
                                                          ==========       ==========        ==========

     The following table sets forth the Change in Benefit Obligation, Change in Plan Assets and Funded Status for Sovereign's pension plan at December 31, 1998 and 1997 (in thousands):

                                                               Year Ended December 31,
                                                          -------------------------------
                                                             1998                 1997
                                                          ----------           ----------
Change in Benifit Obligation
Benifit obligation at beginning of year                  $    37,303          $    37,398
Service cost                                                   2,248                1,928
Interest cost                                                  2,498                2,550
Actuarial gains                                                  895                  233
Benefits paid                                                 (4,696)              (4,806)
                                                          ----------           ----------
Benefit obligation at end of year                             38,248               37,303
                                                          ----------           ----------

Change in Plan Assets
Fair value of plan assets at beginning of year                41,787               38,602
Actual return on plan assets                                   7,028                7,227
Company contributions                                            105                  764
Benefits paid                                                 (4,696)              (4,806)
                                                          ----------           ----------
Fair value of plan assets at end of year                      44,224               41,787
                                                          ----------           ----------

Funded Status of the Plan                                      5,976                4,484
Unrecognized net actuarial loss                               (5,351)              (2,234)
Unrecognized net transition asset                              1,176                1,176
Unrecognized prior service cost                                  773                  627
                                                          ----------           ----------
Prepaid benefit cost                                     $     2,574          $     4,053
                                                           =========           ==========

     In determining the projected benefit obligation, the assumed discount rates at December 31, 1998, 1997 and 1996 were 6.75%, 6.77% and 7.18%, respectively.
The weighted average rate of salary increase was 4.50% for 1998, 4.46% for 1997 and 5.17% for 1996. The expected long-term rate of return on assets used in determining net periodic pension expense was 9.00% for 1998, 8.92% for 1997 and 8.73% for 1996.

     The pension plan's assets consist primarily of common stock, fixed income securities such as corporate bonds and U.S. Treasury securities and units of certain common trust funds.

Notes to Consolidated Financial Statements

     Sovereign also maintains a 401(k) savings plan. Substantially all employees of Sovereign are eligible to participate in the 401(k) savings plan following their completion of one year of service and attaining age 21. Sovereign's contributions to this plan were $1.5 million, $753,000 and $728,000 during 1998, 1997 and 1996, respectively. Pursuant to this plan, employees can contribute up to 10% of their compensation to the plan. Sovereign contributes up to 50% of the employee contribution up to 6% of compensation in the form of Sovereign common stock.

     Sovereign maintains an Employee Stock Ownership Plan ("Sovereign ESOP"), and substantially all employees of Sovereign are eligible to participate in the Sovereign ESOP following their completion of one year of service and attaining age 21. The Sovereign ESOP is a deferred contribution plan which provides retirement benefits for participants and beneficiaries by purchasing Sovereign common stock in the open market. The amount of annual contributions to the Sovereign ESOP by Sovereign is determined by the Board of Directors based upon the financial performance of Sovereign each year. Sovereign recognized as expense $4.0 million, $7.7 million and $4.6 million to the ESOP during 1998, 1997 and 1996, respectively.

     On November 21, 1994, Sovereign's Board of Directors authorized an amendment to the Sovereign ESOP to add a leverage feature to purchase up to 6.7 million shares of Sovereign's outstanding common stock in the open market or in negotiated transactions. The Sovereign ESOP is funded through direct loans from Sovereign totaling approximately $38.0 million at year-end 1998. The proceeds from these loans were used to purchase outstanding shares of Sovereign's common stock. As the debt on these loans is repaid, shares of Sovereign common stock are released and become eligible for allocation to employee accounts. In addition, dividends are paid on all shares of Sovereign common stock, including unallocated shares held by the Sovereign ESOP. Dividends on the unallocated shares are allocated on a pro-rata basis when purchased shares are released. Compensation expense is recognized based on the fair value of the shares committed to be released to employees and the shares then become outstanding for earnings per share computations. Sovereign has committed to make contributions sufficient to provide for the ESOP debt requirements. At December 31, 1998, the Sovereign ESOP held 5.7 million shares of which 1.4 million shares were allocated to employee accounts. The unallocated ESOP shares are presented as a reduction of stockholders' equity in the consolidated financial statements. At December 31, 1998, the fair value of the unallocated shares held by the ESOP was $62.3 million.

     Sovereign also maintains an Employee Stock Purchase Plan which permits eligible employees to purchase Sovereign common stock directly from Sovereign. Purchases of common stock are limited to 15% of a participant's compensation. During 1998, 1997 and 1996, participants purchased Sovereign common stock at a price equal to 92.5% of the fair value of Sovereign common stock on the offering date. Compensation expense for this plan for the year ended December 31, 1998, 1997 and 1996 was $106,000, $46,000 and $41,000, respectively.

     ML Bancorp, previous to its merger with Sovereign, had established the ML ESOP for the benefit of certain eligible employees of ML Bancorp. ML Bancorp initially purchased 2.0 million shares of common stock on behalf of the ML ESOP, of which 885,000 shares were committed to be released as of February 28, 1998. During 1997 and 1996, ML Bancorp recorded compensation expense related to the ML ESOP of $3.0 million and $1.9 million, respectively. The cost basis of the unallocated ML ESOP shares equaled $17.6 million, and were presented as a reduction to stockholders' equity in the consolidated financial statements.

     As required by the plan, Sovereign terminated the ML ESOP and satisfied its obligation related to the initial share purchase. The remaining unallocated shares were distributed to the former participants of the ML ESOP, and the excess of fair value over the cost of those remaining shares was recognized in the first quarter of 1998 as a merger-related expense.

     ML Bancorp, previous to its merger with Sovereign, had a Recognition and Retention Plan and Trust ("ML RRP") for the benefit of ML Bancorp's Board of Directors and executive officers. At February 28, 1998, Sovereign reflected $2.4 million of deferred cost of unearned ML RRP shares as a reduction of stockholders' equity. During 1997 and 1996, ML Bancorp recorded compensation expense related to the ML RRP of $459,000 and $617,000, respectively.

     As required by the plan, Sovereign terminated the ML RRP. Pursuant to the merger, the remaining $2.4 million of deferred compensation was paid to ML Bancorp's Board of Directors and executive officers and was recognized in the first quarter of 1998 as a merger-related expense.

(14) INCOME TAXES

     The provision for income taxes in the consolidated statement of operations is comprised of the following components (in thousands):

                                                                 Year Ended December 31,
                                                     ---------------------------------------------
                                                        1998             1997              1996
                                                     ----------       ----------        ----------
Current:
  Federal                                           $    92,311      $    73,431       $    42,282
  State                                                   1,121            4,282             4,219
                                                     ----------       ----------        ----------
                                                         93,432           77,713            46,501
Deferred                                                (18,681)         (10,389)            1,008
                                                     ----------       ----------        ----------
  Total income tax expense                          $    74,751      $    67,324       $    47,509
                                                     ==========       ==========        ==========

     The following is a reconciliation of the actual tax provisions with taxes computed at the federal statutory rate of 35% for each of the years indicated:

                                                                             Year Ended December 31,
                                                                 ---------------------------------------------
                                                                    1998             1997              1996
                                                                 ----------       ----------        ----------
Federal income tax at statutory rate                                 35.0%            35.0%            35.0%
Increase/(decrease) in taxes resulting from:
  Tax-exempt interest                                                (5.2)            (2.0)            (1.3)
  State income taxes, net of federal tax benefit                       .3              1.6              2.0
  Amortization of intangible assets and other purchase
     accounting adjustments                                            .8              1.0              1.2
  Non-deductible, merger-related costs                                3.1              2.1               .1
  Other                                                               1.4              1.9             (2.5)
                                                                    -----            -----             -----
                                                                     35.4%            39.6%            34.5%
                                                                    =====            =====             =====

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands):

                                                                       Year Ended December 31,
                                                           ---------------------------------------------
                                                              1998             1997              1996
                                                           ----------       ----------        ----------
Deferred tax assets:
  Allowance for possible loan losses                       $   37,849       $   37,390        $   25,344
  Purchased mortgage servicing rights                           4,356            5,364             2,079
  Employee benefits                                               888            2,593               706
  Merger related liabilities                                    2,313            1,104             1,006
  Purchase accounting adjustments                                 370            1,071             2,460
  Unrealized loss on available-for-sale portfolio                  --               89               697
  Net operating loss carry forwards                             1,393            1,810             1,939
  Other                                                           847            5,621             6,188
                                                           ----------       ----------        ----------
  Total gross deferred tax assets                          $   48,016       $   55,042        $   40,419
                                                           ----------       ----------        ----------
Deferred tax liabilities:
  Purchase accounting adjustments                          $    5,402       $    6,473        $    7,188
  Deferred loan fees                                            7,144            5,739             5,716
  Tax bad debt reserve recapture                                2,406            2,888             2,888
  Originated mortgage servicing rights                          3,843            2,678             1,398
  Option premiums                                               2,716            9,799             7,927
  Unrealized gain on available-for-sale portfolio               9,757            9,625             2,021
  Other                                                         4,163            6,609             6,018
                                                           ----------       ----------        ----------
  Total gross deferred tax liabilities                     $   35,431       $   43,811        $   33,156
                                                           ----------       ----------        ----------
Net deferred tax asset                                     $   12,585       $   11,231        $    7,263
                                                           ==========       ==========        ==========

Notes to Consolidated Financial Statements

     The Small Business Job Protection Act of 1996 ("the Act") repealed the tax bad debt deduction computed under the percentage of taxable income method for tax years beginning after December 31, 1995 and requires thrifts to recapture into income, over a six-year period, the amount by which their tax bad debt reserves exceed their base year reserves. As a result of its acquisition of ML Bancorp, Sovereign is required to recapture $8.3 million related to ML Bancorp's tax bad debt reserve in excess of its base year reserve. ML Bancorp had previously recorded a deferred tax liability for this excess and therefore, the recapture will not impact the statement of operations.

     Sovereign has determined that it is not required to establish any valuation reserve for deferred tax assets since it is more likely than not that deferred tax assets will be principally realized through carry back to taxable income in prior years. Sovereign's conclusion that it is "more likely than not" that the deferred tax assets will be realized is based on a history of growth in earnings and the prospects for continued growth including an analysis of potential uncertainties that may affect future operating results. Sovereign will continue to review the criteria related to the recognition of deferred tax assets on a quarterly basis.

(15) COMMITMENTS AND CONTINGENCIES

   Financial Instruments

     Sovereign is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to manage its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit, loans sold with recourse, forward contracts and interest rate swaps, caps and floors. These financial instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The contract or notional amounts of these financial instruments reflect the extent of involvement Sovereign has in particular classes of financial instruments.

     Sovereign's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit, standby letters of credit and loans sold with recourse is represented by the contractual amount of those instruments. Sovereign uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. For interest rate swaps, caps and floors and forward contracts, the contract or notional amounts do not represent exposure to credit loss. Sovereign controls the credit risk of its interest rate swaps, caps and floors and forward contracts through credit approvals, limits and monitoring procedures. Unless noted otherwise, Sovereign does not require and is not required to pledge collateral or other security to support financial instruments with credit risk.

     The following schedule summarizes Sovereign's off-balance sheet financial instruments (in thousands):

                                                                                      Contract or Notional Amount
                                                                                            At December 31,
                                                                                    -------------------------------
                                                                                       1998                 1997
                                                                                    ----------           ----------
Financial instruments whose contract amounts represent credit risk:
  Commitments to extend credit                                                     $ 1,191,599          $  1,079,300
  Standby letters of credit                                                             21,153                14,045
  Loans sold with recourse                                                              35,375               139,899
Financial instruments whose notional or contract amounts exceed the amount of credit risk:
  Forward contracts                                                                    608,104                51,872
  Interest rate swaps                                                                2,955,164             3,609,376
  Interest rate caps                                                                 1,200,000             1,200,000
Notional or contract amounts of off-balance sheet financial instruments not constituting credit risk:
  Forward commitments to sell in the secondary market                                       --               161,285

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Sovereign evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held usually consists of real estate but may include securities, accounts receivable, inventory and property, plant and equipment.

     Standby letters of credit are conditional commitments issued by Sovereign to guarantee the performance of a customer to a third party. The guarantees are primarily issued to support public and private borrowing arrangements. Most guarantees expire by March 2001 and one guarantee for $1.4 million expires in January 2011. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Sovereign holds various collateral to support the commitments.

     Loans sold with recourse primarily represent single-family residential loans. These are seasoned loans with decreasing balances and historical loss experience has been minimal.

     The forward contracts used by Sovereign in its mortgage banking activities are contracts for delayed delivery of securities in which Sovereign agrees to make delivery of a specified instrument, at a specified future date, at a specified price or yield. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from movements in securities' values and interest rates.

     Interest rate swaps, caps and floors enable Sovereign to transfer, modify or reduce its interest rate risk and are used as part of asset and liability management. Sovereign may become a principal in the exchange of interest payments with another party and therefore, is exposed to loss should one of the counterparties default. Sovereign minimizes this risk by performing credit reviews on counterparties.

     Notional principal amounts often are used to express the volume of these transactions, but the amounts potentially subject to credit risk are significantly smaller.

   Litigation

     At December 31, 1998, Sovereign was party to a number of lawsuits, which arise during the normal course of business. While any litigation has an element of uncertainty, management, after reviewing these actions with legal counsel, is of the opinion that the liability, if any, resulting from these actions will not have a material effect on the financial condition or results of operations of Sovereign.

Notes to Consolidated Financial Statements

(16) FAIR VALUE OF FINANCIAL INSTRUMENTS


     The following table presents disclosures about the fair value of financial instruments as defined by SFAS No. 107, "Fair Value of Financial Instruments." These fair values are presented based upon subjective estimates of relevant market conditions at a specific point in time and information about each financial instrument. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. These techniques involve uncertainties resulting in variability in estimates affected by changes in assumptions and risks of the financial instruments at a certain point in time. Therefore, the derived fair value estimates presented below cannot be substantiated by comparison to independent markets. In addition, the fair values do not reflect any premium or discount that could result from offering for sale at one time an entity's entire holdings of a particular financial instrument nor does it reflect potential taxes and the expenses that would be incurred in an actual sale or settlement. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of Sovereign (in thousands):

                                                                                    At December 31,
                                                          -----------------------------------------------------------------
                                                                       1998                                1997
                                                          ------------------------------      ------------------------------
                                                            Carrying            Fair            Carrying            Fair
                                                              Value             Value             Value             Value
                                                          ------------      ------------      ------------      ------------

Financial Assets:
  Cash and amounts due from depository institutions      $      471,074    $      471,074    $      238,623    $     238,623
  Interest-earning deposits                                      82,650            82,650            17,314           17,314
  Loans held for sale                                           296,930           297,414           310,678          310,750
  Investment securities available-for-sale                    6,662,427         6,662,427         1,956,262        1,956,262
  Investment securities held-to-maturity                      1,839,655         1,860,583         3,416,451        3,446,863
  Loans, net                                                 11,152,038        11,180,004        11,207,299       11,276,514
Financial Liabilities:
  Deposits                                                   12,322,716        12,314,608         9,515,294        9,521,379
  Borrowings(1)                                               7,907,805         7,887,676         6,874,070        6,886,421
Unrecognized Financial Instruments:(2)
  Commitments to extend credit                                    5,875             5,880            16,569           16,575
  Standby letters of credit                                          25               244               306              310
  Loans sold with recourse                                          177                71               244               98
  Interest rate swaps, caps and floors                            7,213           (55,755)            9,963          (12,861)

--------------------------------------------------------------------------------

(1) Borrowings are shown without unamortized cap premiums, as cap premiums are reflected separately below in "Interest rate swaps, caps and floors."
(2) The amounts shown under "carrying value" represent accruals or deferred income arising from those unrecognized financial instruments.

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

     Cash and amounts due from depository institutions and interest-earning deposits. For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

     Loans held for sale. Fair values are estimated using quoted rates based upon secondary market sources for securities backed by similar loans. Fair value estimates include consideration of all open positions (including forward contracts), outstanding commitments and related fees paid.

     Investment securities available-for-sale. The fair value of investment securities available-for-sale are based on quoted market prices as of the balance sheet date. In accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," changes in fair value are reflected in the carrying value of the asset and are shown as a separate component of stockholders' equity.

     Investment securities held-to-maturity. The carrying amounts for short-term investment securities held-to-maturity approximate fair value because of the short maturity of these instruments and they do not present unanticipated credit concerns. The fair value of long-term investment securities held-to-maturity is estimated based upon bid quotations received from securities dealers and an independent pricing servicing bureau.

     Loans. Fair value is estimated by discounting cash flows using estimated market discount rates at which similar loans would be made to borrowers and reflect similar credit ratings and interest rate risk for the same remaining maturities.

     Mortgage servicing rights. The fair value of mortgage servicing rights are estimated using quoted rates based upon secondary market sources. The estimated fair value approximates the amount for which the servicing could currently be sold.

     Deposits. The fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, NOW accounts, savings accounts and certain money market accounts, is equal to the amount payable on demand as of the balance sheet date. The fair value of fixed-maturity certificates of deposit is estimated by discounting cash flows using currently offered rates for deposits of similar remaining maturities.

     Borrowings. Fair value is estimated by discounting cash flows using rates currently available to Sovereign for other borrowings with similar terms and remaining maturities.

     Commitments to extend credit. The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

     Standby letters of credit. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties.

     Loans sold with recourse. The fair value of loans sold with recourse is estimated based upon the cost to terminate Sovereign's obligations under the recourse provisions.

     Interest rate swaps, caps and floors. The fair value of interest rate swaps, caps and floors which represent the estimated amount Sovereign would receive or pay to terminate the contracts or agreements, taking into account current interest rates and when appropriate, the current creditworthiness of the counterparties are obtained from dealer quotes.

Notes to Consolidated Financial Statements

(17) INTEREST RATE EXCHANGE AGREEMENTS

     Amortizing and non-amortizing interest rate swaps are generally used to convert fixed rate assets and liabilities to variable rate assets and liabilities and vice versa. Interest rate caps are generally used to limit the exposure from the repricing and maturity of liabilities. Interest rate floors are generally used to limit the exposure from repricing and maturity of assets. Interest rate caps and floors are also used to limit the exposure created by other interest rate swaps. In certain cases, interest rate caps and floors are simultaneously bought and sold to create a range of protection against changing interest rates while limiting the cost of that protection. The following table presents information regarding interest rate exchange agreements at the dates indicated (in thousands):

                                               At December 31, 1998                         At December 31, 1997
                                     --------------------------------------------------------------------------------
                                                                           Weighted                                    Weighted
                                                                           Average                                     Average
                                     Notional         Book      Estimated  Maturity  Notional    Book     Estimated    Maturity
                                      Amount         Value     Fair Value  In Years   Amount     Value    Fair Value   In Years
                                      ------         -----     ----------  --------   ------     -----    ----------   --------
Amortizing interest rate swaps:
Pay variable- receive fixed(1)       $      --     $     --    $     --            $  602,116   $    --    $  1,436       2.8
Pay fixed-receive variable(2)          175,164           --        (617)      .3      208,761        --          (9)      1.3
Non-amortizing interest rate swaps:
Pay variable-receive  fixed(3)              --           --          --                28,499        --        (561)      2.7
Pay fixed-receive variable(4)        2,780,000           --     (48,382)     4.8    2,770,000        --      (9,293)      2.3
Interest rate caps/floors(5)         1,200,000        7,213      (6,756)     3.2    1,200,000     9,963      (4,434)      4.0
                                    ----------     --------   ---------            ----------   -------    --------
                                    $4,155,164     $  7,213   $ (55,755)           $4,809,376   $ 9,963    $(12,861)
                                    ==========     ========   =========            ==========   =======    ========

-------------------------------------------------------------------------------
(1) The weighted average pay rate was 5.58% and the weighted average receive rate was 5.97% at December 31, 1997.
(2) The weighted average pay rate was 6.87% and 6.87% and the weighted average receive rate was 5.99% and 6.80% at December 31, 1998 and 1997, respectively.
(3) The weighted average pay rate was 7.28% and the weighted average receive rate was 6.75% at December 31, 1997.
(4) The weighted average pay rate was 5.42% and 5.89% and the weighted average receive rate was 5.26% and 4.48% at December 31, 1998 and 1997, respectively.
(5) The weighted average strike price range was 5.25%-9.00% at December 31, 1998 and 5.25% - 7.50% at December 31, 1997.

     The following table summarizes by notional amounts the activity of Sovereign's interest rate exchange agreements (in thousands):

                                               Amortizing     Non-Amortizing
                                                Interest         Interest          Interest
                                               Rate Swaps       Rate Swaps        Rate Swaps          Total
                                              -------------    -------------     -------------    ------------
Balance, December 31, 1995                    $     881,130    $     330,000     $   1,446,000    $  2,657,130
                                              -------------    -------------     -------------    ------------
  Additions                                         300,000        1,125,000           500,000       1,925,000
  Maturities/Amortization                            69,117               --           450,000         519,117
  Terminations                                           --           50,000           996,000       1,046,000
                                              -------------    -------------     -------------     -----------
Balance, December 31, 1996                        1,112,013        1,405,000           500,000       3,017,013
                                              -------------    -------------     -------------     -----------
  Additions                                              --        4,145,000           700,000       4,845,000
  Maturities/Amortization                           151,136          151,501                --         302,637
  Terminations                                      150,000        2,600,000                --       2,750,000
                                              -------------    -------------     -------------     -----------
Balance, December 31, 1997                          810,877        2,798,499         1,200,000       4,809,376
                                              -------------    -------------     -------------     -----------
  Additions                                              --        1,650,000                --       1,650,000
  Maturities/Amortization                            86,497          100,000                --         186,497
  Terminations                                      549,216        1,568,499                --       2,117,715
                                              -------------    -------------     -------------     -----------
Balance, December 31, 1998                    $     175,164    $   2,780,000     $   1,200,000     $ 4,155,164
                                              =============    =============     =============     ===========

     At December 31, 1998, Sovereign's balance sheet included a net deferred loss of $389,000 related to interest rate exchange agreements terminated in January 1998 which were originally accounted for as hedges. This net deferred loss will amortize into interest expense in 1999.

     Net interest income resulting from interest rate exchange agreements included $6.8 million of income and $4.5 million of expense for 1998, $4.8 million of income and $4.8 million of expense for 1997 and $5.1 million of income and $7.4 million of expense for 1996.

(18) PARENT COMPANY FINANCIAL INFORMATION

     Condensed financial information for Sovereign Bancorp is as follows (in thousands):

                                                                                          Balance Sheets
                                                                                  ------------------------------
                                                                                          At December 31,
                                                                                  -------------------------------
                                                                                     1998                 1997
                                                                                  ----------           ----------
Assets
  Interest-earning deposits                                                      $       162          $     9,001
  Investment securities                                                              110,779               104,091
  Investment in subsidiaries                                                       1,560,766             1,202,941
  Other assets                                                                        16,611                13,793
                                                                                   ---------             ---------
Total Assets                                                                     $ 1,688,318          $  1,329,826
                                                                                   =========             =========
Liabilities
  Short-term borrowings                                                          $   199,480          $         --
  Long-term borrowings                                                               146,646               147,905
  Other liabilities                                                                    9,074                 5,154
                                                                                  ----------            ----------
Total Liabilities                                                                    355,200               153,059
                                                                                  ----------            ----------
Trust Preferred Securities.                                                          129,050               128,972
                                                                                  ----------            ----------
Stockholders' Equity                                                               1,204,068             1,047,795
                                                                                  ----------            ----------
Total Liabilities, Minority Interests and Stockholders' Equity                   $ 1,688,318          $  1,329,826
                                                                                  ==========            ==========

                                                                              Statements of Operations
                                                                    ---------------------------------------------
                                                                               Year Ended December 31,
                                                                    ---------------------------------------------
                                                                       1998             1997              1996
                                                                    ----------       ----------        ----------

Interest income                                                    $    11,347      $     8,907       $     2,906
Other income                                                             6,159            8,684            46,251
                                                                    ----------       ----------        ----------
Total income                                                            17,506           17,591            49,157
                                                                    ----------       ----------        ----------
Interest expense                                                        16,521           13,089            13,117
Other expense                                                            8,704            9,666             6,333
Trust Preferred Securities expense                                      12,528           11,677               274
                                                                    ----------       ----------        ----------
Total expense                                                           37,753           34,432            19,724
                                                                    ----------       ----------        ----------
(Loss)/income before taxes, dividends and
  undistributed earnings of subsidiaries                               (20,247)         (16,841)           29,433
Income taxes                                                            (6,135)          (8,387)           (5,554)
                                                                    ----------       ----------        ----------
(Loss)/income before earnings of subsidiaries                          (14,112)          (8,454)           34,987
Distributed earnings from subsidiaries                                      --            1,771             1,300
Undistributed earnings of subsidiaries                                 150,567          109,221            54,091
                                                                    ----------       ----------        ----------
Net Income                                                         $   136,455      $   102,538       $    90,378
                                                                    ==========       ==========        ==========

Notes to Consolidated Financial Statements

                                                                               Statements of Cash Flows
                                                                 -------------------------------------------------
                                                                                Year Ended December 31,
                                                                 -------------------------------------------------
                                                                    1998               1997                1996
                                                                 ---------           ---------           ---------
Cash Flows from Operating Activities:
  Net income                                                     $ 136,455           $ 102,538           $  90,378
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Dividends received from subsidiaries                             --                 9,771              30,900
     Earnings from subsidiaries                                   (150,567)           (110,992)            (55,391)
     Allocation of Employee Stock Ownership Plan shares             19,612               8,573               5,597
     Change in other assets                                         (2,818)             10,181              25,968
     Change in other liabilities                                     3,998                (455)              1,215
                                                                 ---------           ---------           ---------
Net cash provided by operating activities                            6,680              19,616              98,667
                                                                 ---------           ---------           ---------
Cash Flows from Investing Activities:
  Investment in subsidiaries                                      (207,258)            (32,439)            (98,000)
  Maturity and repayments of investment securities                     749               6,053               1,259
  Net change in investment securities                               (8,261)            (85,074)             13,400
  Other, net                                                        (4,228)             (4,897)              3,853
                                                                 ---------           ---------           ---------
Net cash used by investing activities                             (218,998)           (116,357)            (79,488)
                                                                 ---------           ---------           ---------
Cash Flows from Financing Activities:
  Net change in short-term borrowings                              199,480                --                  (714)
  Net change in long-term borrowings                                (1,259)            (21,390)                477
  Proceeds from issuance of Trust Preferred Securities                --                97,574              30,000
  Cash dividends paid to stockholders                              (14,286)            (23,777)            (24,606)
  Net proceeds from issuance of common stock                        20,451              17,919               6,052
  Redemption of preferred stock                                         (6)               --                  --
  Purchase of Employee Stock Ownership Plan shares                    --                  --                (4,559)
  (Purchase)/issuance of treasury stock                               (901)             34,632             (29,574)
                                                                 ---------           ---------           ---------
Net cash provided (used) by financing activities                   203,479             104,958             (22,924)
                                                                 ---------           ---------           ---------
(Decrease)/increase in cash and cash equivalents                    (8,839)              8,217              (3,745)
Cash and cash equivalents at beginning of period                     9,001                 784               4,529
                                                                 ---------           ---------           ---------
Cash and cash equivalents at end of period                       $     162           $   9,001           $     784
                                                                 =========           =========           =========

Management's Discussion and Analysis

FORWARD LOOKING STATEMENTS

     Sovereign Bancorp, Inc. ("Sovereign") may from time to time make "forward-looking statements," including statements contained in Sovereign's filings with the Securities and Exchange Commission (including its Annual Report on Form 10-K and the Exhibits thereto), in its reports to shareholders (including this 1998 Annual Report) and in other communications by Sovereign, which are made in good faith by Sovereign, pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

     These forward-looking statements include statements with respect to Sovereign's vision, mission, strategies, goals, beliefs, plans, objectives, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business of Sovereign, including: (i) statements relating to Sovereign's expectations and goals with respect to (a) growth in earnings per share; (b) return on equity; (c) return on assets; (d) efficiency ratio; (e) tier 1 leverage ratio; (f) annualized net charge-offs and other asset quality measures; (g) fee income as a percentage of total revenue;
(h) tangible equity to assets; (i) book value and tangible book value per share;
(j) loan and deposit portfolio compositions, and (ii) statements preceded by, followed by or that include the words "may," "could," "should," "pro forma," "looking forward," "would," "believe," "expect," "anticipate," "estimate," " intend," "plan," or similar expressions. These forward-looking statements involve risks and uncertainties which are subject to change based on various important factors (some of which, in whole or in part, are beyond Sovereign's control). The following factors, among others, could cause Sovereign's financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements: (1) the strength of the United States economy in general and the strength of the regional and local economies in which Sovereign conducts operations; (2) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; (3) inflation, interest rate, market and monetary fluctuations; (4) the timely development of competitive new products and services by Sovereign and the acceptance of such products and services by customers; (5) the willingness of customers to substitute competitors' products and services and vice versa; (6) the success of Sovereign in gaining regulatory approval of its products and services, when required; (7) the impact of changes in financial services' laws and regulations (including laws concerning taxes, banking, proper accounting treatment, securities and insurance); (8) technological changes; (9) changes in consumer spending and savings habits; (10) the impact of pending and completed acquisitions of Sovereign, including the success of Sovereign in fully realizing, within the expected time frame, expected cost savings and/or revenue enhancements from such pending or completed acquisitions, including, without limitation, the expected cost savings and revenue enhancements expected from the acquisition of Peoples Bancorp, Inc.; (11) unanticipated regulatory or judicial proceedings; (12) unanticipated results of its efforts to be Year 2000 compliant; (13) the success of Sovereign at managing the risks involved in the foregoing.

     Sovereign cautions that the foregoing list of important factors is not exclusive, and neither such list nor any such forward-looking statement takes into account the impact that any future acquisition may have on Sovereign and any such forward-looking statement. Sovereign does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of Sovereign.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     General. Sovereign reported net operating income of $170 million for the year ended December 31, 1998. This represents an increase of 22% over net operating income of $139 million reported for 1997. Operating earnings per share was $1.06 for 1998, which represents an increase of 19% over 1997 operating earnings per share of $.89. Return on average equity and return on average assets were 15.50% and .87%, respectively, for 1998 compared to 14.83% and .85%, respectively, for 1997. The term "operating" income and "operating" earnings per share represent income and earnings per share excluding the following:1998 merger charges of $33.8 million (after-tax) related to Sovereign's 1998 acquisitions of ML Bancorp, Inc. ("ML Bancorp"), Carnegie Bancorp ("Carnegie") and First Home Bancorp Inc. ("First Home") and 1997 merger charges of $36.7 million (after-tax) related to Sovereign's 1997 acquisitions of First State Financial Services, Inc. ("First State") and Bankers Corp. ("Bankers"). For additional information with respect to Sovereign's merger-related charges, see
Note 2 at "Notes to Consolidated Financial Statements" hereof. All per share amounts presented in Management's Discussion and Analysis of Financial Condition and Results of Operations have been calculated based on average diluted shares outstanding and have been adjusted to reflect all stock dividends and stock splits.

     Net income for the year ended December 31, 1998, including the impact of the merger-related charges, was $136 million or $.85 per share. Net income for the year ended December 31, 1997, including the impact of the merger-related charges, was $103 million or $.66 per share.

     Sovereign's financial results for 1998 include the following significant events: (For additional information with respect to Sovereign's 1998 acquisition activity, see Note 2 at "Notes to Consolidated Financial Statements" hereof).

     ML Bancorp. On February 28, 1998, Sovereign acquired ML Bancorp, a $2.4 billion bank holding company headquartered in Villanova, Pennsylvania. ML Bancorp's principal operating subsidiary, Main Line Bank, operated 29 branch offices located in the suburbs of Philadelphia, Pennsylvania. This transaction was accounted for as a pooling-of-interests.

     Carnegie. On July 31, 1998, Sovereign acquired Carnegie, a $414 million commercial bank holding company headquartered in Princeton, New Jersey, which operated seven branch offices located throughout central New Jersey and one in Pennsylvania. This transaction was accounted for as a pooling-of-interests.

     First Home. On July 31, 1998, Sovereign acquired First Home, a $510 million savings bank holding company headquartered in Pennsville, New Jersey. First Home had one principal operating subsidiary which operated ten branch offices in Salem, Gloucester and Camden counties, New Jersey and New Castle County, Delaware. This transaction was accounted for as a pooling-of-interests.

     Core States. On September 4, 1998, Sovereign acquired 93 former CoreStates Financial Corp. ("CoreStates") branch offices from First Union Corporation ("First Union"). The former CoreStates offices are located throughout Pennsylvania and New Jersey and added approximately $2.2 billion of commercial bank deposits and $725 million of commercial and consumer loans to Sovereign's balance sheet. This transaction was accounted for as a purchase.

     Stock Dividends/Splits. Sovereign declared a 6-for-5 stock split on January 22, 1998 and a 6-for-5 stock split on January 16, 1997. All per share information such as earnings, book value, share price and dividends have been restated to reflect all stock dividends and stock splits. For a detailed discussion of Sovereign's stock dividends and stock splits, see Note 1(c) at "Notes to Consolidated Financial Statements" hereof.

Management's Discussion and Analysis

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

     Net Interest Income. Net interest income for 1998 was $494 million compared to $432 million for 1997. This represents an increase of 14% and was primarily due to an increase in average balances resulting from internal growth and recent acquisitions.

     Interest on interest-earning deposits was $7.4 million for 1998 compared to $5.4 million for 1997. The average balance of interest-earning deposits was $56.4 million with an average yield of 13.12% for 1998 compared to an average balance of $32.3 million with an average yield of 16.71% for 1997. The high yields on interest-earning deposits were the result of a contractual arrangement whereby a third-party vendor performed check processing and reconcilement functions for Sovereign's disbursement accounts. Under the agreement, the vendor is required to pay Sovereign interest on disbursed funds during the two to three day float period, effectively producing interest income with no corresponding asset balance. This agreement will continue to favorably impact the yield on Sovereign's interest-earning deposits in future years.

     Interest on investment securities available-for-sale was $284 million for 1998 compared to $102 million for 1997. The average balance of investment securities available-for-sale was $4.3 billion with an average yield of 6.75% for 1998 compared to an average balance of $1.6 billion with an average yield of 6.77% for 1997. The increase in the average balance of investment securities available-for-sale was due to favorable market conditions which have created opportunities for Sovereign to realign its investment portfolio and an active decision by management to increase balance sheet flexibility by placing more investments into available-for-sale.

     Interest on investment securities held-to-maturity was $182 million for 1998 compared to $280 million for 1997. The average balance of investment securities held-to-maturity was $2.5 billion with an average yield of 7.22% for 1998 compared to an average balance of $3.9 billion with an average yield of 7.18% for 1997.

     Interest and fees on loans were $881 million for 1998 compared to $791 million for 1997. The average balance of net loans was $11.1 billion with an average yield of 7.94% for 1998 compared to an average balance of $10.1 billion with an average yield of 7.82% for 1997. The increases in average balance and average yield were primarily the result of continued growth in Sovereign's commercial lending and auto finance divisions, Sovereign's acquisition of 93 CoreStates branch offices, which added approximately $725 million of higher yielding commercial and consumer loans to Sovereign's loan portfolio, as well as planned run-off of lower yielding residential loans.

     Interest on total deposits was $440 million for 1998 compared to $379 million for 1997. The average balance of total deposits was $10.7 billion with an average cost of 4.11% for 1998 compared to an average balance of $9.0 billion with an average cost of 4.21% for 1997. The increase in the average balance and the decrease in the average cost of deposits was primarily the result of Sovereign's acquisition of approximately $2.2 billion of low cost deposits from the CoreStates branch acquisition and strong internal core deposit growth during 1998.

     Interest on total borrowings was $421 million for 1998 compared to $368 million for 1997. The average balance of total borrowings was $7.4 billion with an average cost of 5.69% for 1998 compared to an average balance of $6.2 billion with an average cost of 5.97% for 1997. The increase in the average balance and the decrease in the average cost of borrowings was the result of balance sheet growth being partially funded by borrowings and generally lower borrowing rates in 1998 compared to 1997.

     Table 1 presents a summary of Sovereign's average balances, the yields earned on average assets and the cost of average liabilities and stockholders' equity for the years indicated (in thousands):

     Table 1: Spread Analysis

                                                                                   Year Ended December 31,
                                               ------------------------------------------------------------
                                                            1998                           1997
                                               ---------------------------    -----------------------------
                                               Average              Yield/     Average               Yield/
                                               Balance   Interest    Rate      Balance   Interest     Rate
                                               ---------------------------    -----------------------------
Interest-earning assets:
Interest-earning deposits                   $    56,389 $    7,397  13.12%  $    32,261  $    5,392  16.71%
Investment securities available-for-sale(1)   4,336,872    284,392   6.75     1,566,975     102,123   6.77
Investment securities held-to-maturity        2,530,143    182,499   7.22     3,902,940     279,900   7.18
Net loans(2)(3)                              11,105,400    881,083   7.94    10,138,964     791,362   7.82
                                            ----------- ----------  -----   -----------  ----------  -----
Total interest-earning assets                18,028,804  1,355,371   7.57    15,641,140   1,178,777   7.57
Non-interest-earning assets                   1,589,937          -      -       689,618           -      -
                                            ----------- ----------  -----   -----------  ----------  -----
 Total assets                               $19,618,741  1,355,371   6.96   $16,330,758   1,178,777   7.25
                                            =========== ==========  =====   ===========  ==========  =====
Interest-bearing liabilities:
Deposits:
 Demand deposit and NOW accounts             $1,712,730     16,387    .96   $ 1,157,372       7,967    .69
 Savings accounts                             2,126,149     62,694   2.95     1,946,404      58,974   3.03
 Money market accounts                        1,173,889     45,055   3.84       834,933      33,719   4.04
 Certificates of deposit                      5,688,568    316,164   5.56     5,069,113     278,153   5.49
                                            ----------- ----------  -----   -----------  ----------  -----
 Total deposits                              10,701,336    440,300   4.12     9,007,822     378,813   4.21
Total borrowings                              7,404,186    421,459   5.69     6,164,004     367,882   5.97
                                            ----------- ----------  -----   -----------  ----------  -----
Total interest-bearing liabilities           18,105,522    861,759   4.76    15,171,826     746,695   4.92
Non-interest-bearing liabilities                414,719          -      -       220,047           -      -
                                            ----------- ----------  -----   -----------  ----------  -----
 Total liabilities                           18,520,241    861,759   4.65    15,391,873     746,695   4.85
Stockholders' equity                          1,098,500          -      -       938,885           -      -
                                            ----------- ----------  -----   -----------  ----------  -----
 Total liabilities and stockholders' equity $19,618,741    861,759   4.39    16,330,758     746,695   4.57
                                            =========== ==========  =====   ===========  ==========  =====
Interest rate spread(4)                                              2.56%                            2.68%
                                                                    =====                            =====
Net interest income/net interest margin(5)              $  493,612   2.79%               $  432,082   2.79%
                                                        ==========  =====                ==========  =====
Ratio of interest-earning assets to
  interest-bearing liabilities                                       1.00x                            1.03x
                                                                    =====                            =====
-----------------------------------------------------------------------------------------------------------

(1) The tax equivalent adjustments for the years ended December 31, 1998, 1997 and 1996 were $8.1 million, $3.9 million and $1.8 million, respectively, and are based on an effective tax rate of 35%.
(2) Amortization of net fees of $2.6 million, $4.8 million and $4.7 million for the years ended December 31, 1998, 1997 and 1996, respectively, are included in interest income. Average loan balances include non-accrual loans and loans held for sale.
(3) The tax equivalent adjustments for the years ended December 31, 1998, 1997 and 1996, were $1.1 million, $1.0 million and $991,000, respectively, and are based on an effective tax rate of 35%.
(4) Represents the difference between the yield on total assets and the cost of total liabilities and stockholders' equity.
(5) Represents tax equivalent net interest income divided by average interest-earning assets.

-----
STUB
-----

                                                       -----------------------------
                                                                   1996
                                                       -----------------------------
                                                        Average               Yield/
                                                        Balance   Interest     Rate
                                                       -----------------------------
Interest-earning assets:
Interest-earning deposits                            $    26,092 $    4,103   15.73%
Investment securities available-for-sale(1)            1,290,649     84,656    6.70
Investment securities held-to-maturity                 3,500,212    250,938    7.17
Net loans(2)(3)                                        8,789,397    677,129    7.72
                                                     ----------- ----------   -----
Total interest-earning assets                         13,606,350  1,016,826    7.49
Non-interest-earning assets                              634,416          -       -
                                                     ----------- ----------   -----
 Total assets                                        $14,240,766  1,016,826    7.16
                                                     =========== ==========   =====
Interest-bearing liabilities:
Deposits:
 Demand deposit and NOW accounts                     $   996,815      9,422     .95
 Savings accounts                                      1,884,076     51,824    2.75
 Money market accounts                                   853,862     34,388    4.03
 Certificates of deposit                               4,722,999    255,450    5.41
                                                     ----------- ----------   -----
 Total deposits                                        8,457,752    351,084    4.15
Total borrowings                                       4,736,718    278,776    5.89
                                                     ----------- ----------   -----
Total interest-bearing liabilities                    13,194,470    629,860    4.77
Non-interest-bearing liabilities                         171,920          -       -
                                                     ----------- ----------   -----
 Total liabilities                                    13,366,390    629,860    4.71
Stockholders' equity                                     874,376          -       -
                                                     ----------- ----------   -----
 Total liabilities and stockholders' equity          $14,240,766    629,860    4.42
                                                     =========== ==========   =====
Interest rate spread(4)                                                        2.74%
                                                                              =====
Net interest income/net interest margin(5)                       $  386,966    2.86%
                                                                 ==========   =====
Ratio of interest-earning assets to
  interest-bearing liabilities                                                 1.03x
                                                                              =====
------------------------------------------------------------------------------------

                                                                              47

Management's Discussion and Analysis

     Table 2 presents, prior to any tax equivalent adjustments, the relative contribution of changes in volumes and changes in rates to changes in net interest income for the periods indicated. The change in interest income and interest expense attributable to the combined impact of both volume and rate has been allocated proportionately to the change due to volume and the change due to rate (in thousands):

     Table 2: Volume/Rate Analysis

                                                                           Year Ended December 31,
                                                  -------------------------------------------------------------------------
                                                            1998 vs. 1997                           1997 vs. 1996
                                                         Increase/(Decrease)                     Increase/(Decrease)
                                                  ----------------------------------     ----------------------------------
                                                   Volume        Rate        Total        Volume        Rate        Total
                                                  --------     --------     --------     --------     --------     --------
Interest-earning assets:
  Interest-earning deposits                      $   2,815     $   (810)    $  2,005     $  1,018     $    271    $  1,289
  Investment securities available-for-sale         181,633          636      182,269       18,005         (538)     17,467
  Investment securities held-to-maturity           (99,029)       1,628      (97,401)      28,882           80      28,962
  Net loans(1)                                      76,492       13,229       89,721      105,228        9,005     114,233
                                                                            --------                              --------
Total interest-earning assets                                                176,594                               161,951
                                                                            --------                              --------
Interest-bearing liabilities:
  Deposits                                          69,478       (7,991)      61,487       23,082        4,647      27,729
  Borrowings                                        69,571      (15,994)      53,577       85,131        3,975      89,106
                                                                            --------                              --------
Total interest-bearing liabilities.                                          115,064                               116,835
                                                                            --------                              --------
Net change in net interest income                $  40,833     $ 20,697     $ 61,530     $ 56,465     $(11,349)   $ 45,116
                                                 =========     ========     ========     ========     ========    ========

---------------------------------------------------------------------------------------------------------------------------
(1) Includes non-accrual loans and loans held for sale.
---------------------------------------------------------------------------------------------------------------------------

     Provision for Loan Losses. The provision for loan losses was $28.0 million for 1998 compared to $41.1 million for 1997. The higher loan loss provision for 1997 included $24.9 million of reserves recorded as part of the merger charges related to Sovereign's acquisitions of First State and Bankers during 1997. These additional reserves were added as a result of Sovereign's conservative approach with respect to an aggressive workout plan for certain non-performing assets acquired from First State and Bankers. Excluding these merger-related charges, Sovereign's loan loss provision for 1998 increased 73% from 1997 levels. In addition, during 1998, Sovereign established an initial loan loss reserve of $20.5 million related to $725 million of loans acquired in connection with its CoreStates branch acquisition, and during 1997, Sovereign established an initial loan loss reserve of $22.0 million in connection with its acquisition of Fleet Financial Group Inc.'s ("Fleet") Automobile Finance Division ("Fleet Auto").
     Over the last two years, through several strategic acquisitions and internal restructuring initiatives, Sovereign has diversified its lending efforts and increased its emphasis on providing its customers with small business loans and an expanded line of commercial and consumer products, such as asset-based lending and automobile loans. As a result of the increased risk inherent in these loan products and as Sovereign continues to place emphasis on small business and consumer lending in future years, management will regularly evaluate its loan portfolio and record additional loan loss reserves as is necessary. Historically, Sovereign's additions to its loan loss reserve (through income statement charges and acquisition accounting)have been sufficient to absorb the incremental credit risk in its loan portfolio. As shown in Table 3 on the next page, provisioning plus acquired reserves are sufficiently in excess of net losses for all years presented. Management believes that these extra reserves are warranted due to the changing composition and increased risk in the loan portfolio, as discussed above. For additional information with respect to Sovereign's asset quality, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Credit Quality."

     Sovereign's net charge-offs for 1998 were $33.6 million and consisted of charge-offs of $46.3 million and recoveries of $12.7 million. This compares to 1997 net charge-offs of $18.8 million consisting of charge-offs of $24.2 million and recoveries of $5.4 million. Sovereign's increased level of net charge-offs for 1998 was primarily the result of increased consumer and commercial loan charge-offs, the majority of which are related to Sovereign's acquisition activity over the past two years. Although non-residential lending will typically result in higher net charge-off levels than other types of lending, historically, it has also resulted in higher income potential. In Sovereign's experience, a strategy that involves the accelerated resolution of problem assets is more appropriate than a long-term workout approach. In connection with this philosophy, additional reserves were added during 1998 and 1997 as described above.

     Table 3 presents the activity in the allowance for loan losses for the years indicated (in thousands):

     Table 3: Reconciliation of the Allowance for Loan Losses

                                                                                       December 31,
                                                              ------------------------------------------------------------
                                                                1998         1997         1996         1995         1994
                                                              --------     --------     --------     --------     --------
Allowance, beginning of year                                  $ 116,823    $ 73,847     $ 67,515     $ 64,611     $61,087
Charge-offs:
  Residential                                                     6,223       8,869       11,016        9,546      10,279
  Commercial                                                      3,220       3,687        5,846        2,563       5,749
  Consumer(1)                                                    36,887      11,628        2,079          962       1,109
                                                              ---------    ---------    --------     --------     -------
     Total charge-offs                                           46,330      24,184       18,941       13,071      17,137
                                                              ---------    ---------    --------     --------     -------
Recoveries:
  Residential                                                     1,134       1,040        1,376          923         534
  Commercial                                                        839       2,264          133          201         653
  Consumer (1)                                                   10,715       2,079          363          227         370
                                                              ---------    ---------    --------     --------     -------
     Total recoveries                                            12,688       5,383        1,872        1,351       1,557
                                                              ---------    ---------    --------     --------     -------
Charge-offs, net of recoveries                                   33,642      18,801       17,069       11,720      15,580
Provision for loan losses                                        27,961      41,125       22,685       13,119      14,562
Acquired reserves and other additions (2)                        22,660      20,652          716        1,505       4,542
                                                              ---------    ---------    --------     --------     -------
Allowance, end of year                                        $ 133,802    $116,823     $ 73,847     $ 67,515     $64,611
                                                              =========    ========     ========     ========     =======
Charge-offs, net of recoveries to average total loans              .300%       .184%        .193%        .159%       .261%
                                                              =========    ========     ========     ========     =======

--------------------------------------------------------------------------------------------------------------------------
(1) Includes indirect auto loans and home equity lines of credit.
(2) For 1998, acquired reserves and other additions include $20.5 million of loan loss reserves established in connection with the CoreStates branch acquisition. For 1997,acquired reserves and other additions represent
    $22.0 million of loan loss reserves established as part of the Fleet Auto acquisition, partially off-set by net charge-offs of $2.7 million related to First State for the three-month period ended December 31, 1996 resulting from the differing fiscal year end of First State.
--------------------------------------------------------------------------------------------------------------------------

     Table 4 summarizes the allocation of the allowance for loan losses and the percentage of such allocation to each loan type at the dates indicated (in thousands):

     Table 4: Allocation of the Allowance for Loan Losses

                                                                          At December 31,
                                   -----------------------------------------------------------------------------------------------
                                          1998               1997               1996                1995               1994
                                   -----------------    ---------------   -----------------   -----------------  -----------------
                                             Percent            Percent            Percent             Percent              Percent
                                    Balance of Loans   Balance of Loans    Balance of Loans    Balance of Loans   Balance of Loans
                                   -------- --------  -------- --------   -----------------   -------- --------  -----------------
Residential                        $ 22,427   45.9%   $ 36,351   59.8%    $25,835   78.3%     $23,968   81.4%    $23,620    82.4%
Commercial                           38,354   20.4      30,793   12.5      21,091    9.2       13,753    8.6      11,415     7.9
Consumer                             48,083   33.7      24,300   27.7      10,274   12.5        6,748   10.0       6,308     9.7
Unallocated                          24,938      -      25,379      -      16,647      -       23,046      -      23,268       -
                                   --------  -----    --------  -----     -------- -----      -------  -----     -------   -----
  Total                            $133,802  100.0%   $116,823  100.0%    $73,847  100.0%     $67,515  100.0%    $64,611   100.0%
                                   ========  =====    ========  =====     ======== =====      =======  =====     =======   =====

                                                                              49

Management's Discussion and Analysis

     Other Income. Total other income was $106 million for 1998 compared to $58.7 million for 1997. Several factors contributed to the increase in other income as discussed below.

     Loan fees and service charges were $10.5 million for 1998 compared to $5.8 million for 1997. This increase was directly attributable to the full year effect of fees earned on Sovereign's auto loan portfolio which was acquired in September 1997. Loan fees and service charges result primarily from Sovereign's loan servicing portfolio. At December 31, 1998, Sovereign serviced $9.2 billion of its own loans and $6.7 billion of loans for others. This compares to $9.3 billion of its own loans and $6.4 billion of loans for others at December 31, 1997.

     Deposit fees were $26.1 million for 1998 compared to $20.9 million for 1997. This increase was primarily the result of an increase in the number of Sovereign's transaction accounts and a larger retail customer base over the last year.

     Mortgage banking gains were $24.7 million for 1998 compared to $21.7 million for 1997. This increase was primarily due tointernal restructuring and management enhancements made to this business unit during 1998 and a favorable external environment.

     Gains on sales of loans and investment securities available-for-sale were $20.3 million for 1998 compared to $2.8 million for 1997. This increase was in part due to a net gain of $2.8 million resulting from the sale of Sovereign's credit card portfolio during the second quarter of 1998. The remaining increase was the result of gains on sales of investment securities available-for sale during 1998. Recent favorable market trends have created opportunities for Sovereign to realign its investment portfolio with no adverse impact on future earnings or its interest rate risk profile. Sovereign will continue to evaluate these opportunities in the context of its overall asset/liability management process. During the third quarter of 1997, in conjunction with the Bankers acquisition, Sovereign liquidated $750 million of investments including some held-to-maturity securities. This sale was completed in accordance with the provisions of Statement of Financial Accounting Standard ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities" to maintain Sovereign's pre-merger interest rate risk position. The $10.3 million (pre-tax) loss on the sale of these investments was included as part of the merger-related charges recorded during 1997.

     Miscellaneous income was $24.0 million for 1998 compared to $7.5 million for 1997. This increase was primarily due to Sovereign's investment in Bank Owned Life Insurance ("BOLI") which was made during the first quarter of 1998 and increased inter-change income resulting from growth in the number and transaction volume of Sovereign's debit cards over the last year.

     General and Administrative Expenses. Total general and administrative expenses were $277 million for 1998 compared to $225 million for 1997. The ratio of general and administrative expenses to average assets was 1.41% for 1998 compared to 1.38% for 1997. Sovereign's efficiency ratio (all general and administrative expenses as a percentage of net interest income and recurring non-interest income) for 1998 was 46.6% compared to 46.1% for 1997. The increase in general and administrative expenses during 1998 was primarily due to Sovereign's overall franchise growth, as well as special systems-related charges. These special systems-related charges include Sovereign's conversion to a new commercial bank data processing system and its Year 2000 initiatives.

     Other Operating Expenses. Total other operating expenses were $82.7 million for 1998 compared to $54.9 million for 1997. Other operating expenses included merger-related charges of $50.4 million for 1998 compared to $29.3 million for 1997. These expenses are related to Sovereign's acquisitions over the last two years and include human resources related costs, losses on the sale of certain assets and other expenses, including investment banker fees and legal expenses. Also included in other operating expenses was amortization of goodwill and other intangible assets of $20.6 million for 1998 compared to $13.2 million for 1997, Trust Preferred Securities expense of $12.5 million for 1998 compared to $11.7 million for 1997, and other net real estate owned ("OREO") gains of $804,000 for 1998 compared to net OREO losses of $767,000 for 1997.

     Income Tax Provision. The income tax provision was $74.8 million for 1998 compared to $67.3 million for 1997. The effective tax rate for 1998 was 35.4% compared to 39.6% for 1997. The effective tax rates for 1998 and 1997 include the effect of certain non-deductible expenses incurred in conjunction with Sovereign's acquisitions during each of these years. For additional information with respect to Sovereign's income taxes, see Note 14 at "Notes to Consolidated Financial Statements" hereof.

FINANCIAL CONDITION

     Loan Portfolio. Sovereign's loan portfolio at December 31, 1998 was $11.3 billion, unchanged from December 31, 1997. Sovereign's consumer and commercial loan portfolios have increased as a result of strong originations and the 1998 CoreStates branch acquisition, which added approximately $725 million of commercial and consumer loans to Sovereign's loan portfolio. This increase has been off-set by a planned decline in Sovereign's residential mortgage loan portfolio resulting from the refinance environment and Sovereign's increased mortgage banking capabilities, which results in residential mortgage loan originations being sold in the secondary market rather than held in Sovereign's loan portfolio.

     At December 31, 1998, Sovereign's total loan portfolio included $5.1 billion of first mortgage loans secured primarily by liens on owner-occupied one-to-four family residential properties compared to $6.6 billion at December 31, 1997. With its increased focus on non-residential lending and Sovereign's acquisition activity over the past two years, at December 31, 1998, Sovereign's total loan portfolio also included $2.3 billion of commercial loans and $3.8 billion of consumer loans, including $1.8 billion of outstanding home equity loans (excluding $600 million of additional unused commitments for home equity lines of credit) secured primarily by second mortgages on owner-occupied one-to-four family residential properties and $1.5 billion of auto loans. This compares to $1.4 billion of commercial loans and $3.1 billion of consumer loans, including $1.1 billion of outstanding home equity loans and $1.6 billion of auto loans, at December 31, 1997.

     Over the past two years, Sovereign has increased its emphasis on commercial and consumer loan originations. As a result, during 1998, Sovereign closed $1.3 billion of commercial loans compared to $310 million of commercial loans for 1997. This increase was due to strong business loan demand in Sovereign's market area resulting from a strong regional economy, recent bank mergers affecting the region, and significant staffing increases in Sovereign's commercial banking unit.

     Sovereign closed $2.0 billion of consumer loans during 1998 compared to $924 million of consumer loans for 1997. This increase was primarily the result of home equity loan originations of approximately $331 million and indirect auto loan originations of approximately $587 million during 1998.

     During 1998, Sovereign closed $2.1 billion of first mortgage loans of which $1.9 billion were fixed rate and sold in the secondary market. This compares to first mortgage loan closings of $2.0 billion and $897 million of fixed rate loans for 1997.

Management's Discussion and Analysis

     Table 5 presents the composition of Sovereign's loan portfolio by type of loan and by fixed and variable rates at the dates indicated (in thousands):

      Table 5: Composition of Loan Portfolio

                                                                              At December 31,
                                 ----------------------------------------------------------------------------------
                                         1998                 1997                 1996                1995
                                 -------------------  -------------------  -------------------  -------------------
                                  Balance   Percent    Balance   Percent    Balance   Percent    Balance    Percent
                                 --------- ---------  --------- ---------  --------- ---------  ---------- --------
Residential real estate loans   $ 5,113,537   45.3%  $ 6,634,271   58.6%  $7,381,820    76.9%   $6,059,064    79.8%
Residential construction loans       62,536     .6       137,367    1.2      136,436     1.4       116,110     1.6
                                -----------  -----   -----------  -----   ----------   -----    ----------   -----
  Total Residential Loans         5,176,073   45.9     6,771,638   59.8    7,518,256    78.3     6,175,174    81.4
                                -----------  -----   -----------  -----   ----------   -----    ----------   -----
Commercial real estate loans        887,938    7.9       664,943    5.9      511,071     5.3       358,334     4.7
Commercial loans                    717,440    6.4       356,517    3.1      262,840     2.7       166,712     2.2
Automotive floor plan loans         578,147    5.1       279,757    2.5            -       -             -       -
Multi-family loans                  115,195    1.0       115,570    1.0      109,774     1.2       130,819     1.7
                                -----------  -----   -----------  -----   ----------   -----    ----------   -----
  Total Commercial Loans          2,298,720   20.4     1,416,787   12.5      883,685     9.2       655,865     8.6
                                -----------  -----   -----------  -----   ----------   -----    ----------   -----
Home equity loans                 1,750,883   15.5     1,050,304    9.3      800,559     8.3       648,033     8.5
Auto loans                        1,510,676   13.4     1,553,318   13.7       73,393      .8        14,267      .2
Loans to automotive lessors         252,856    2.2       267,033    2.3            -       -             -       -
Student loans                       256,744    2.3       190,440    1.7      211,358     2.2        14,232      .2
Credit cards                              -      -        54,887     .5       82,798      .9        32,274      .4
Other                                39,888     .3        19,715     .2       25,446      .3        51,262      .7
                                -----------  -----   -----------  -----   ----------   -----    ----------   -----
  Total Consumer Loans            3,811,047   33.7     3,135,697   27.7    1,193,554    12.5       760,068    10.0
                                -----------  -----   -----------  -----   ----------   -----    ----------   -----
  Total Loans                   $11,285,840  100.0%  $11,324,122  100.0%  $9,595,495   100.0%   $7,591,107   100.0%
                                ===========  =====   ===========  =====   ==========   =====    ==========   =====
 Total Loans with:(1)
  Fixed rates                   $ 5,798,158   51.4%  $ 4,548,951   40.2%  $2,180,356    22.7%   $1,896,384    25.0%
  Variable rates                  5,487,682   48.6     6,775,171   59.8    7,415,139    77.3     5,694,723    75.0
                                -----------  -----   -----------  -----   ----------   -----    ----------   -----
    Total Loans                 $11,285,840  100.0%  $11,324,122  100.0%  $9,595,495   100.0%   $7,591,107   100.0%
                                ===========  =====   ===========  =====   ==========   =====    ==========   =====

                                          ----------------------
                                                   1994
                                          ----------------------

                                            Balance      Percent
                                          ----------------------
Residential real estate loans             $5,660,704       81.2%
Residential construction loans                83,630        1.2
                                          ----------      -----
  Total Residential Loans                  5,744,334       82.4
                                          ----------      -----
Commercial real estate loans                 288,739        4.2
Commercial loans                             113,686        1.6
Automotive floor plan loans                        -          -
Multi-family loans                           148,878        2.1
                                          ----------      -----
  Total Commercial Loans                     551,303        7.9
                                          ----------      -----
Home equity loans                            583,837        8.4
Auto loans                                    14,954         .2
Loans to automotive lessors                        -          -
Student loans                                 13,107         .2
Credit cards                                  10,338         .1
Other                                         54,311         .8
                                          ----------      -----
  Total Consumer Loans                       676,547        9.7
                                          ----------      -----
  Total Loans                             $6,972,184      100.0%
                                          ==========      =====
 Total Loans with:(1)
  Fixed rates                             $1,768,859       25.4%
  Variable rates                           5,203,325       74.6
                                          ----------      -----
    Total Loans                           $6,972,184      100.0%
                                          ==========      =====
--------------------------------------------------------------------------------------------------------------
(1) Loan totals do not reflect the impact of off-balance sheet interest rate swaps used for interest rate risk management as discussed in "Management's Discussion and Analysis of Financial Condition and Results of
    Operations - Asset and Liability Management."
--------------------------------------------------------------------------------------------------------------

                                                                              52

     Table 6 sets forth the maturity of Sovereign's residential construction, commercial real estate and commercial loans as scheduled to mature contractually at December 31, 1998 (in thousands):

     Table 6: Loan Maturity Schedule

                                                                             At December 31, 1998, Maturing
                                                                  ----------------------------------------------------------
                                                                     In One Year    After One Year       After
                                                                       Or Less        --Five Years     Five Years    Total
                                                                     -----------    --------------     ----------    -----
Residential construction loans (net of loans in
  process of $89,509)(1)                                               $  3,367        $      -        $ 59,169     $   62,536
Commercial real estate loans                                            108,259         285,961         493,718        887,938
Commercial loans                                                        244,834         210,491         262,115        717,440
                                                                       --------        --------        --------     ----------
     Total                                                             $356,460        $496,452        $815,002     $1,667,914
                                                                       ========        ========        ========     ==========
Loans with:
  Fixed rat                                                             $90,151        $375,734        $507,280     $  973,165
  Variable rates                                                        266,309         120,718         307,722        694,749
                                                                       --------        --------        --------     ----------
     Total                                                             $356,460        $496,452        $815,002     $1,667,914
                                                                       ========        ========        ========     ==========


------------------------------------------------------------------------------------------------------------------------------
(1) Loans classified as residential construction loans convert to residential mortgage loans after a one-year period.
    The residential construction loans are closed as either fifteen-year or thirty-year terms added to the one-year construction loan period. Accordingly, the majority of these loan balances are anticipated to mature beyond five years.

                                                                              53

     Credit Quality. Sovereign has instituted various controls specifically designed to improve the credit quality of its loan portfolio. For instance, Sovereign utilizes underwriting standards which comply with those of the Federal Home Loan Mortgage Corporation ("FHLMC") or the Federal National Mortgage Association ("FNMA"). Sovereign maintains an independent Loan Review Department which each month reviews a statistical sampling of all new originations for sound underwriting practices and reviews and rates all mortgage loan requests which exceed certain specified guidelines. Results of these loan reviews are discussed at monthly Asset Review meetings. Criticized loans and deficiencies in those loans are discussed. Guidelines are modified to prevent future deficiencies.

     Sovereign also closely monitors delinquencies as a means of maintaining high asset quality. Collection efforts begin within 15 days after a loan payment is missed. A predictive dialer is used to assist collection efforts in the early stages of delinquency on the entire retail portfolio. An attempt is made to contact all borrowers and to offer a variety of loss mitigation alternatives. If these attempts fail, Sovereign will proceed to gain control of any and all collateral in a timely manner in order to minimize losses. While liquidation and recovery efforts continue, officers continue to work with the borrowers, if appropriate, to recover all monies owed to Sovereign. Legal counsel is retained when necessary. Sovereign monitors delinquency trends at 30, 60, and 90 days past due. These trends are discussed at the monthly Asset Review meetings. Minutes from these meetings are submitted to the Board of Directors of Sovereign Bank.

     Sovereign's recent strategic acquisitions, coupled with expanded origination capacity, accelerated Sovereign's transition in becoming a Super Community Bank by increasing consumer loans to 34% and commercial loans to 20% of total loans in 1998, up from 28% and 12%, respectively for 1997. Commercial loan credit quality remains strong and the commercial loan division's growing portfolio is regularly examined for quality by an experienced internal credit review team. Commercial loans are allocated reserves based upon individual asset risk assessments. In keeping with Sovereign's conservative approach to loan quality, a reserve exceeding 1.0% is maintained against the commercial loan portfolio.

     At December 31, 1998, Sovereign's non-performing assets were $116 million compared to $108 million at December 31, 1997. Non-performing assets as a percentage of total assets was .53% at December 31, 1998 compared to .61% at December 31, 1997. At December 31, 1998, 66% of non-performing assets consisted of loans related to real estate or OREO . Another 5% of non-performing assets consist of indirect auto loans and other repossessed assets. Indirect auto loans delinquent in excess of 120 days carry a reserve allocation of 100%. Repossessed autos carry a reserve allocation of 50%. The remainder of Sovereign's non-performing assets consist principally of consumer loans, many of which are secured by collateral. Sovereign places all loans 90 days or more delinquent (except auto loans and loans guaranteed by the government or secured by deposit accounts) on non-performing status. Sovereign's auto loans continue to accrue interest until they are 120 days delinquent, at which time they are placed on non-accrual status and a 100% reserve allocation is assigned.

Management's Discussion and Analysis

     Table 7 presents the composition of non-performing assets at the dates indicated (in thousands):

     Table 7: Non-Performing Assets

                                                                                      At December 31,
                                                             ----------------------------------------------------------------
                                                                1998          1997         1996         1995         1994
                                                              --------      --------     --------     --------     --------
Non-accrual loans:
  Past due 90 days or more as to interest or principal:
    Real estate related                                      $ 63,258       $ 65,930     $ 78,715     $ 81,571     $ 76,545
    Other                                                      33,297         22,368       19,671       11,721        6,968
  Past due less than 90 days as to interest or principal:
    Real estate related                                             -            555          639        3,884        2,980
    Other                                                           -              -          160          739            -
                                                             --------       --------     --------     --------     --------
Total non-accrual loans                                        96,555         88,853       99,185       97,915       86,493
Other                                                           3,404          6,524          -             -             -
Restructured loans                                                141            327        1,561        3,772        4,264
                                                             --------       --------     --------     --------     --------
Total non-performing loans                                    100,100         95,704      100,746      101,687       90,757
Other real estate owned and other repossessed assets:
  Residential real estate owned                                12,147         11,299       13,669        9,988       11,943
  Commercial real estate owned                                    665            710        4,380       11,676       14,435
  Other repossessed assets                                      2,772              -            -            -            -
                                                             --------       --------     --------     --------     --------
Total other real estate owned and other repossessed assets     15,584         12,009       18,049       21,664       26,378
                                                             --------       --------     --------     --------     --------
Total non-performing assets                                  $115,684       $107,713     $118,795     $123,351     $117,135
                                                             ========       ========     ========     ========     ========
Past due 90 days or more as to interest or principal and
  accruing interest(1)                                       $  6,571       $  7,053     $ 16,722     $  2,299     $  2,138

Non-performing assets as a percentage of total assets             .53%           .61%         .78%         .94%        1.06%
Non-performing loans as a percentage of total loans               .86            .82         1.04         1.30         1.29
Non-performing assets as a percentage of total loans and
  other real estate owned                                        1.05            .99         1.39         1.60         1.70
Allowance for loan losses as a percentage of total
  non-performing assets                                         111.5          103.7         58.5         53.5         53.0
Allowance for loan losses as a percentage of total
  non-performing loans                                          128.9          116.7         69.0         65.0         68.4

-----------------------------------------------------------------------------------------------------------------------------
(1) Non-performing assets past due 90 days or more as to interest or principal and accruing interest at December 31, 1998,
    1997 and 1996 included $6.6 million, $6.7 million and $10.5 million, respectively, of student loans which are government-guaranteed and Sovereign retains minimal risk of credit losses related to these loans.
-----------------------------------------------------------------------------------------------------------------------------

   Gross interest income for the years ended December 31, 1998, 1997 and 1996 would have increased by approximately $9.5 million, $7.5 million and $8.5 million, respectively, had Sovereign's non-accruing and restructured loans been current in accordance with their original terms and outstanding throughout the period. Interest income recorded on these loans for the years ended December 31, 1998, 1997 and 1996 was $3.3 million, $2.4 million and $2.4 million, respectively.

     Potential problem loans (consisting of loans which management has serious doubts as to the ability of such borrowers to comply with present repayment terms, although not currently classified as non-performing loans) amounted to approximately $41.0 million at December 31, 1998 and consisted principally of commercial real estate loans.

     At December 31, 1998, Sovereign serviced, with recourse, a total of $35.4 million of single-family residential loans. Substantially all of this recourse servicing was acquired in a 1992 acquisition. These are seasoned loans with decreasing balances and historical loss experience has been minimal.

     The adequacy of Sovereign's allowance for loan losses is regularly evaluated. Management's evaluation of the adequacy of the allowance to absorb potential loan losses takes into consideration the risks inherent in the loan portfolio, past loan loss experience, specific loans which have loss potential, geographic and industry concentrations, delinquency trends, economic conditions, the level of originations and other relevant factors. At December 31, 1998, Sovereign's loan delinquencies (all loans greater than 30 days delinquent) as a percentage of total loans was 2.95% compared to 2.71% at December 31, 1997. This increase was primarily attributable to Sovereign's business decision to transform its balance sheet to look much more like a community-oriented commercial bank. At December 31, 1997, Sovereign's loan portfolio was 60% residential, 28% consumer and 12% commercial. At December 31, 1998, Sovereign's loan portfolio was 46% residential, 34% consumer and 20% commercial. This transition achieved management's goal of more than 50% of the loan portfolio in higher yielding consumer and commercial loans by year-end 1998. Along with higher yields, this transformation brings higher risk and higher delinquencies.

     These factors indicated to management that a higher provision for loan losses was necessary to maintain the allowance for loan losses at a level which management conservatively estimates is necessary to absorb potential losses inherent in the December 31, 1998 portfolio. As a result, excluding the additional provision of $24.9 million recorded as part of the merger charges related to Sovereign's 1997 acquisition activity, Sovereign's 1998 loan loss provision increased 73% to $28.0 million in 1998 from $16.2 million in 1997. For additional information with respect to Sovereign's provision for loan losses, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Provision for Loan Losses."

     Investment Securities. Sovereign's investment portfolio is concentrated in mortgage-backed securities and collateralized mortgage obligations issued by federal agencies or private label issues. The private label issues have ratings of "AAA" by Standard and Poor's and Fitch at the date of issuance. The classes are backed by single-family residential loans which are primary residences geographically dispersed throughout the United States. Sovereign purchases classes which are senior positions backed by subordinate classes. The subordinate classes absorb the losses and must be completely eliminated before any losses flow through the senior positions. Sovereign's strategy is to purchase classes which have an average life of three years or less. The effective duration of the total investment portfolio at December 31, 1998 was
1.7 years.

     Investment Securities Available-for-Sale. Securities expected to be held for an indefinite period of time are classified as available-for-sale and are carried at fair value, with unrealized gains and losses reported as a separate component of stockholders' equity, net of estimated income taxes. Decisions to purchase or sell these securities are based on economic conditions including changes in interest rates, liquidity, and asset/liability management strategies. For additional information with respect to the amortized cost and estimated fair value of Sovereign's investment securities available-for-sale, see Note 4 at "Notes to Consolidated Financial Statements" hereof.

     The maturities of mortgage-backed securities available-for-sale are based upon contractually scheduled repayments. Expected maturities will differ from contractual maturities because borrowers may have the right to put or repay obligations with or without put or prepayment penalties. Yields on tax-exempt securities were computed on a tax equivalent basis using Sovereign's effective tax rate of 35%.

Management's Discussion and Analysis

         Table 8 sets forth the amortized cost, expected maturities and yields of Sovereign's investment securities available-for-sale at December 31, 1998 (in thousands):

         Table 8: Investment Securities Available for Sale Maturity Schedule

                                                                             At December 31, 1998, Due
                                                       --------------------------------------------------------------------
                                                                                                      After
                                                                                                    Ten Years/
                                                        In One Year    One Year/     Five Years/     No Stated
                                                         or Less       Five Years     Ten Years      Maturity       Total
                                                       -------------   -----------   -----------    -----------    --------
Investment Securities:
  U.S. Treasury and government agency securities        $   23,486     $  11,994      $      -       $      -    $   35,480
                                                              4.65%         6.12%            -              -          5.15%
  Corporate securities                                           -           636        30,247          7,901        38,784
                                                                 -          3.67%         7.42%          8.08%         7.49%
  Equity securities                                              -             -             -        881,817       881,817
                                                                 -             -             -           6.51%         6.51%
  Other securities                                               -            88         1,620          6,652         8,360
                                                                 -          6.70%         4.92%          6.02%         5.81%
Mortgage-backed Securities:
  FHLMC                                                     22,926        48,240        11,392          3,203        85,761
                                                              7.39%         7.48%         7.47%          7.38%         7.45%
  FNMA                                                      10,571        23,252         5,308          1,514        40,645
                                                              7.30%         7.35%         7.36%          7.29%         7.34%
  GNMA                                                       9,575        24,343         6,062          2,454        42,434
                                                              7.60%         7.34%         7.24%          7.28%         7.38%
  Private issues                                           241,378     1,608,863       114,150          4,931     1,969,322
                                                              6.89%         6.84%         6.84%          6.83%         6.85%
  Collateralized mortgage obligations                    1,163,945     2,166,359       139,230         62,414     3,531,948
                                                              6.68%         6.69%         6.69%          6.59%         6.68%
                                                        ----------    ----------      --------       --------    ----------
Total investment securities available-for-sale          $1,471,881    $3,883,775      $308,009       $970,886    $6,634,551
                                                        ==========    ==========      ========       ========    ==========
                                                              6.70%         6.77%         6.86%          6.53 %        6.72%
                                                        ==========    ==========      ========       ========    ==========

---------------------------------------------------------------------------------------------------------------------------

     Investment Securities Held-to-Maturity. Securities that Sovereign has the intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. This portfolio is primarily comprised of U.S. Treasury and government agency securities; corporate debt securities; mortgage-backed securities issued by FHLMC, FNMA, the Government National Mortgage Association ("GNMA"), the RTC and private issuers; and collateralized mortgage obligations. For additional information with respect to the amortized cost and estimated fair value of Sovereign's investment securities held-to-maturity, see Note 4 at "Notes to Consolidated Financial Statements" hereof.

     The maturities of mortgage-backed securities held-to-maturity are based upon contractually scheduled repayments. Expected maturities will differ from contractual maturities because borrowers may have the right to put or repay obligations with or without put or prepayment penalties. Yields on tax-exempt securities were computed on a tax equivalent basis using Sovereign's effective tax rate of 35%.

     Table 9 sets forth the expected maturity and yields of Sovereign's investment securities held-to-maturity at December 31, 1998 (in thousands):

     Table 9: Investment Securities Held-to-Maturity Maturity Schedule

                                                                             At December 31, 1998, Due
                                                       --------------------------------------------------------------------
                                                        In One Year    One Year/     Five Years/      After
                                                         or Less       Five Years     Ten Years      Ten Years      Total
                                                       -------------   -----------   -----------    -----------    --------
Investment Securities:
  U.S. Treasury and government agency securities         $  31,180     $       -      $      -       $      -    $   31,180
                                                              5.44%            -             -              -          5.44%
  Other securities                                           1,710           265        40,912         11,594        54,481
                                                              8.05%         8.27%         9.98%         10.29%         9.98%
Mortgage-backed Securities:
  FHLMC                                                     71,718       143,419        22,678          4,743       242,558
                                                              7.44%         7.45%         7.50%          7.60%         7.45%
  FNMA                                                      58,292        99,435        15,584          2,856       176,167
                                                              7.12%         7.38%         7.42%          7.56%         7.30%
  GNMA                                                      53,901       158,478        53,606         26,679       292,664
                                                              6.91%         6.96%         7.02%          7.15%         6.98%
  Private issues                                            22,106        42,840         7,729          1,848        74,523
                                                              6.74%         6.84%         6.95%          7.01%         6.83%
  Collateralized mortgage obligations                      516,286       436,716        10,994          4,086       968,082
                                                              6.61%         6.74%         6.66%          6.78%         6.67%
                                                         ---------     ---------     ---------       --------    ----------
Total investment securities held-to-maturity             $ 755,193     $ 881,153     $ 151,503       $ 51,806    $1,839,655
                                                         =========     =========     =========       ========    ==========
                                                              6.71%         6.97%         7.90%          7.88%         6.97%
                                                         =========    =========      =========       ========    ==========

                                                                              58

Management's Discussion and Analysis

  Table 10 presents the securities of single issuers (other than obligations of the United States and its political subdivisions, agencies and corporations) having an aggregate book value in excess of 10% of Sovereign's stockholders' equity which were held by Sovereign at December 31, 1998 (in thousands):

  Table 10: Investment Securities of Single Issuers

                                                   At December 31, 1998
                                              --------------------------------
                                              Carrying Value      Fair Value
                                              --------------    --------------
Cendant Mortgage                               $  509,304        $  508,449
Countrywide Home Loans, Inc.                      772,857           775,268
Delta Funding                                     133,163           132,266
First Union Mortgage Corporation                  159,852           160,976
G.E. Capital Mortgage Servicing, Inc.             609,118           610,391
Norwest Asset Securities Corporation              655,486           654,144
PNC Mortgage Securities Corporation               754,551           754,069
Residential Asset Securitization Trust            438,875           441,134
Residential Funding Corporation                   801,935           809,456
Structured Asset Mortgage Investments, Inc.       209,315           209,938
Structured Asset Securities Corporation           309,690           315,184
                                               ----------        ----------
  Total                                        $5,354,146        $5,371,275
                                               ==========        ==========

     Other Assets. At December 31, 1998, premises and equipment, net of accumulated depreciation, was $98.5 million compared to $92.3 million at December 31, 1997. This increase was primarily attributable to the CoreStates branch acquisition and hardware upgrades related to Sovereign's Year 2000 initiatives.

     Total goodwill and other intangible assets at December 31, 1998 were $426 million compared to $126 million at December 31, 1997. This increase was primarily attributable to the CoreStates branch acquisition during the third quarter of 1998, which added approximately $325 million of goodwill and other intangibles to Sovereign's balance sheet.

     Sovereign's increase in other assets during 1998 was partially attributable to the purchase of $250 million of BOLI during the year.

     Deposits. Deposits are attracted from within Sovereign's primary market area through the offering of various deposit instruments including NOW accounts, money market accounts, savings accounts, certificates of deposit and retirement savings plans.

     Total deposits at December 31, 1998 were $12.3 billion compared to $9.5 billion at December 31, 1997.

     Table 11 presents the composition of Sovereign's deposits at the dates indicated (in thousands):

     Table 11: Deposit Portfolio Composition

                                                                             At December 31,

                                             --------------------------------------------------------------------------------
                                                     1998                         1997                        1996
                                             ---------------------        ---------------------       -----------------------
                                                                            % of                        % of         % of
                                             Balance      Deposits         Balance     Deposits        Balance      Deposits
                                           ----------     --------       ----------    ---------     ----------     ---------
Demand deposit and NOW accounts            $ 2,385,686      19.4%       $ 1,334,852      14.0%       $1,156,840       13.4%
Savings accounts                             2,295,448      18.6          1,900,334      20.0         1,869,633       21.6
Money market accounts                        1,545,634      12.5            916,788       9.6           853,505        9.8
Retail certificates of deposit               5,172,196      42.0          4,673,467      49.1         4,386,401       50.6
                                           -----------     -----        -----------     -----        ----------      -----
  Total retail deposits                     11,398,964      92.5          8,825,441      92.7         8,266,379       95.4
Jumbo certificates of deposit                  923,752       7.5            689,853       7.3           394,305        4.6
                                           -----------     -----        -----------     -----        ----------      -----
  Total deposits                           $12,322,716     100.0%       $ 9,515,294     100.0%       $8,660,684      100.0%
                                           ===========     =====        ===========     =====        ==========      =====

                                                                              59

     Borrowings. Sovereign utilizes borrowings as a source of funds for its asset growth and its asset/liability management. Collateralized advances are available from the Federal Home Loan Bank of Pittsburgh ("FHLB") provided certain standards related to creditworthiness have been met. Another source of funds for Sovereign is reverse repurchase agreements. Reverse repurchase agreements are short-term obligations collateralized by securities fully guaranteed as to principal and interest by the U.S. Government or an agency thereof.

     Total borrowings at December 31, 1998 were $7.9 billion of which $3.9 billion were short-term compared to total borrowings of $6.9 billion of which $5.5 billion were short-term at December 31, 1997.

     Table 12 presents information regarding Sovereign's borrowings at the dates indicated (in thousands):

     Table 12: Borrowings

                                                                             At December 31,

                                             ------------------------------------------------------------------------------
                                                     1998                         1997                       1996
                                             ----------------------       ---------------------      ----------------------
                                                        Weighted                    Weighted                    Weighted
                                           Balance    Average Rate     Balance    Average Rate      Balance    Average Rate
                                          --------    ------------     --------   ------------      -------    ------------
Securities sold under
  repurchase agreements                  $  655,540       5.46%       $1,150,093     5.70%        $1,168,172      5.60%
FHLB advances                             6,901,505       5.14         5,525,399     5.93          4,251,189      5.88
Other borrowings                            343,547       8.19           188,151     5.88            179,748      7.45
                                         ----------       ----        ----------     ----         ----------      ----
  Total borrowings                       $7,900,592       5.30%       $6,863,643     5.89%        $5,599,109      5.87%
                                         ==========       ====        ==========     ====         ==========      ====

---------------------------------------------------------------------------------------------------------------------------
     Through the use of interest rate swaps, $2.8 billion of the FHLB advances at December 31, 1998 have been effectively converted from variable rate obligations to fixed rate obligations. In addition, $1.2 billion of borrowings have been protected from upward repricing through the use of interest rate caps, floors and/or corridors.

                                                                              60

Management's Discussion and Analysis

LIQUIDITY AND CAPITAL RESOURCES

     Sovereign Bank is required under applicable federal regulations to maintain specified levels of "liquid" investments in cash and U.S. Treasury securities and other qualifying investments. Regulations currently in effect require Sovereign Bank to maintain liquid assets of not less than 4% of its net withdrawable accounts plus short-term borrowings. These levels are changed from time to time by the OTS to reflect economic conditions. Sovereign Bank's liquidity ratio for December 1998 was 44.9%.

     Sovereign's primary financing sources are deposits obtained in its own market area and borrowings in the form of securities sold under repurchase agreements and advances from the FHLB. While the majority of Sovereign's certificate of deposit accounts are expected to mature within a one year period, historically, the retention rate has been approximately 70%. If a significant portion of maturing certificates would not renew at maturity, the impact on Sovereign's operations and liquidity would be minimal due to cash flows produced by Sovereign's investment portfolio which approximate $265 million per month. At December 31, 1998, Sovereign had $6.2 billion in unpledged investment securities which could be used to collateralize additional borrowings. Sovereign Bank can also borrow from the FHLB, subject to required collateralization. Other sources of funds include operating activities, repayments of principal on investment securities, repayment of principal on loans and other investing activities. Sovereign also maintains strong relationships with numerous investment banking firms, and has the ability to access the capital markets through a variety of products and structures, should liquidity or capital needs arise.

     On May 17, 1995, Sovereign completed the sale of 2.0 million shares of Convertible Preferred Stock, raising $96.4 million in capital. The 6 1/4% non-voting, Cumulative Convertible Preferred Stock was convertible at the option of the holder at any time, unless previously redeemed, at a conversion rate (adjusted to reflect all stock dividends and stock splits) of 7.184 shares of common stock for each share of preferred stock; equivalent to a conversion price of $6.960 per share of common stock. On May 15, 1998, Sovereign redeemed all outstanding shares of its 6 1/4% Cumulative Convertible Preferred Stock, Series B.

     Cash and cash equivalents increased $298 million for 1998. Net cash used by operating activities was $15.5 million for 1998. Net cash used by investing activities for 1998 was $3.5 billion consisting primarily of purchases of mortgage-backed securities and loans purchased from CoreStates, partially off-set by proceeds from sales, repayments and maturities of investment securities and sales of loans. Net cash provided by financing activities for 1998 was $3.8 billion which was primarily attributable to the assumption of deposits from CoreStates and an increase in proceeds from long-term borrowings, partially off-set by a net decrease in short-term borrowings.

     At December 31, 1998, Sovereign Bank was classified as well-capitalized and was in compliance with all capital requirements. For a detailed discussion on regulatory capital requirements, see Note 11 at "Notes to Consolidated Financial Statements" hereof. The following table sets forth the capital ratios of Sovereign Bancorp and Sovereign Bank and the current regulatory requirements at December 31, 1998:

                                                                                                                   Well
                                                           Sovereign         Sovereign         Minimum          Capitalized
                                                            Bancorp(1)          Bank         Requirement        Requirement
                                                           -----------       ---------       -----------        ------------
Tangible capital to tangible assets                            3.51 %           5.11  %           1.50 %            None
Leverage (core) capital to tangible assets                     4.20             5.21              3.00              5.00 %
Leverage (core) capital to risk-adjusted assets                7.33             9.29              4.00              6.00
Risk-based capital to risk-adjusted assets                    11.25            10.32              8.00             10.00

----------------------------------------------------------------------------------------------------------------------------
(1) OTS capital regulations do not apply to holding companies. These ratios are computed as if those regulations did apply to Sovereign Bancorp.

                                                                              61

ASSET AND LIABILITY MANAGEMENT

      The objective of Sovereign's asset and liability management is to identify, measure and control its interest rate risk in order to produce consistent earnings that are not contingent upon favorable trends in interest rates. Sovereign manages its assets and liabilities to attain a stable net interest margin across a wide spectrum of interest rate environments. This is attained by monitoring the levels of interest rates, the relationships between the rates earned on assets and the rates paid on liabilities, the absolute amount of assets and liabilities which reprice or mature over similar periods, off-balance sheet positions and the effect of all these factors on the estimated level of net interest income.

     There are a number of industry standards used to measure an institution's interest rate risk position. Most common among these is the one year gap which is the ratio representing the difference between assets, liabilities and off-balance sheet positions which will mature or reprice within one year expressed as a percentage of total assets. Using management's estimates of asset prepayments, core deposit decay and core deposit repricing in its computation, Sovereign estimates that its cumulative one year gap position was a positive 5.65% at December 31, 1998.

     Sovereign manages the one year interest rate gap within a range of +/-10%. A positive gap position implies that the bank is asset sensitive which could cause net interest income to decrease if interest rates fall. Conversely, a negative gap position implies that the bank is liability sensitive which could cause net interest income to decrease if interest rates rise. Sovereign manages the impact to net interest income in a +/-200 basis point instantaneous parallel rate shock environment to be within a 10% loss. At December 31, 1998, Sovereign estimates that if interest rates decline by 200 basis points, net interest income would decrease by $52.4 million or 8.52%; conversely, if interest rates increase by 200 basis points, net interest income would increase by $22.1 million or 3.59%.

     Sovereign also utilizes income simulation modeling in measuring its interest rate risk and managing its interest rate sensitivity. Income simulation considers not only the impact of changing market interest rates on forecasted net interest income, but also other factors such as yield curve relationships, the volume and mix of assets and liabilities, customer preferences and general market conditions.

     Pursuant to its interest rate risk management strategy, Sovereign enters into off-balance sheet transactions which involve interest rate exchange agreements (swaps, caps and floors) for interest rate risk management purposes. Sovereign's objective in managing its interest rate risk is to provide sustainable levels of net interest income while limiting the impact that changes in interest rates have on net interest income.

     Amortizing and non-amortizing interest rate swaps are generally used to convert fixed rate assets and liabilities to variable rate assets and liabilities and vice versa. Sovereign utilizes amortizing interest rate swaps to convert discounted adjustable rate loans to fixed rates for a period of time. The amortization of the notional amount of the interest rate swaps are tied to the level of an index such as the One Year Constant Maturity Treasury, LIBOR, or a prepayment rate of a pool of mortgage-backed securities. In order for interest rate swaps to achieve the desired objective, Sovereign selects interest rate swaps that will have a high degree of correlation to the related financial instrument. Sovereign utilizes non-amortizing interest rate swaps to convert fixed rate liabilities to floating, and floating rate liabilities to fixed, to reduce Sovereign's overall cost of funds. At December 31, 1998, Sovereign's principal off-balance sheet transactions were pay fixed-receive variable non-amortizing interest rate swaps with a total notional amount of $2.8 billion, which are being used to hedge Sovereign's short-term borrowing portfolio.

     Interest rate caps are generally used to limit the exposure from the repricing and maturity of liabilities and interest rate floors are generally used to limit the exposure from the repricing and maturity of assets. Interest rate caps and floors are also used to limit the exposure created by other interest rate swaps. In certain cases, interest rate caps and floors are simultaneously bought and sold to create a range of protection against changing interest rates while limiting the cost of that protection.

     As part of its mortgage banking strategy, Sovereign originates fixed rate residential mortgages. It sells the majority of these loans to FHLMC, FNMA and private investors. The loans are exchanged for cash or marketable fixed rate mortgage-backed securities which are generally sold. This helps insulate Sovereign from the interest rate risk associated with these fixed rate assets. Sovereign uses forward sales, cash sales and options on mortgage-backed securities as a means of hedging loans in the mortgage pipeline which are originated for sale.

Management's Discussion and Analysis

     Sovereign's primary funding source is deposits obtained in its own marketplace. Deposit programs at Sovereign are priced to meet management's asset/liability objectives, while taking into account the rates available on investment opportunities and also considering the cost of alternative funding sources. Borrowings are a significant funding source for Sovereign and have primarily been in the form of securities sold under repurchase agreements and advances from the FHLB. Since borrowings are not subject to the market constraints to which deposits are, Sovereign uses borrowings to add flexibility to its interest rate risk position.

     Table 13 presents the amounts of interest-earning assets and interest-bearing liabilities that are assumed to mature or reprice during the periods indicated at December 31, 1998, and their related average yields and costs. Adjustable and floating rate loans and securities are included in the period in which interest rates are next scheduled to adjust rather than the period in which they mature (in thousands):

       Table 13: Gap Analysis

                                                                             At December 31, 1998, Repricing
                                                          -------------------------------------------------------------------
                                                              0-3             4 Months            Year 2
                                                             Months           -1 Year             & over             Total
                                                          -----------        -----------        -----------       -----------
Interest-earning assets:
  Investment securities(1)(2)                              $ 1,742,625      $ 2,401,844        $ 4,440,263        $ 8,584,732
                                                                  6.09%            6.51%              6.68%              6.51%
  Loans(3)                                                   3,302,338        3,126,632          5,019,998         11,448,968
                                                                  8.03%            7.89%              8.10%              8.02%
                                                           -----------      -----------        -----------        -----------
Total interest-earning assets                                5,044,963        5,528,476          9,460,261         20,033,700
                                                                  7.36%            7.29%              7.43%              7.37%
Non-interest-earning assets                                          -                -          1,880,173          1,880,173
                                                           -----------      -----------        -----------        -----------
Total assets                                               $ 5,044,963      $ 5,528,476        $11,340,434        $21,913,873
                                                                  7.36%            7.29%              6.20%              6.74%
                                                           -----------      -----------        -----------        -----------
Interest-bearing liabilities:
  Deposits(4)                                              $ 3,946,410      $ 3,558,976        $ 4,817,330        $12,322,716
                                                                  4.50%            4.92%              2.22%              3.73%
  Borrowings                                                 4,092,167          547,834          3,260,591          7,900,592
                                                                  5.42%            5.22%              5.17%              5.30%
                                                           -----------      -----------        -----------        -----------
Total interest-bearing liabilities                           8,038,577        4,106,810          8,077,921         20,223,308
                                                                  4.97%            4.96%              3.41%              4.35%
Non-interest-bearing liabilities                                     -                -            486,497            486,497
Stockholders' equity                                                 -                -          1,204,068          1,204,068
                                                           -----------      -----------        -----------        -----------
Total liabilities and stockholders' equity                 $ 8,038,577      $ 4,106,810        $ 9,768,486        $21,913,873
                                                                  4.97%            4.96%              2.82%              4.01%
                                                           -----------      -----------        -----------        -----------
Excess assets (liabilities) before effect of
  off-balance sheet positions                              $(2,993,614)     $ 1,421,666        $ 1,571,948
                                                           -----------      -----------        -----------
     To total assets                                            (13.66)%           6.49%              7.17%              2.73%
                                                           ===========      ===========        ===========        ===========
Cumulative excess assets (liabilities) before effect of
  off-balance sheet positions                              $(2,993,614)     $(1,571,948)       $         -
                                                           ===========      ===========        ===========
     To total assets                                            (13.66)%          (7.17)%
Effect of off-balance sheet positions on assets and
  liabilities.                                             $ 3,140,000      $  (330,000)       $(2,810,000)
                                                           -----------      -----------        -----------
Excess assets (liabilities) after effect of
  off-balance sheet positions                              $   146,386$       1,091,666        $(1,238,052)
                                                           ===========      ===========        ===========
     To total assets                                               .67%            4.98%             (5.65)%
Cumulative excess assets (liabilities) after
  off-balance sheet positions                              $   146,386      $ 1,238,052        $         -
                                                           ===========      ===========        ===========
     To total assets                                               .67%            5.65%

-----------------------------------------------------------------------------------------------------------------------------
(1) Includes interest-earning deposits.
(2) Investment securities include market rate prepayment and repayment assumptions.
(3) Loan balances include annual prepayment and repayment assumptions between 6% and 45% initially with gradual slowing thereafter. Loan balances are presented net of deferred loan fees and include loans held for sale and the allowance for loan losses.
(4) Savings, NOW, money market and demand deposit accounts have been assumed to decay at an annual rate of 8%.

                                                                              63

     Table 14 presents selected quarterly consolidated financial data (in thousands, except per share data):

     Table 14: Selected Quarterly Consolidated Financial Data

                                                          Three Months Ended
                                             ---------------------------------------------
                                              Dec. 31,   Sept. 30,    June 30,    Mar. 31,
                                                1998        1998        1998        1998
                                             ---------   ---------   ---------   ---------
Total interest income                        $ 357,631   $ 341,768   $ 331,860   $ 324,112
Total interest expense                         224,915     220,521     212,828     203,495
                                             ---------   ---------   ---------   ---------
Net interest income                            132,716     121,247     119,032     120,617
Provision for loan losses(1)                     7,000       7,001       7,200       6,760
                                             ---------   ---------   ---------   ---------
Net interest income after provision            125,716     114,246     111,832     113,857
                                             ---------   ---------   ---------   ---------
Gain on sale of loans and investment
  securities available-for-sale                  7,455       6,262       3,075       3,509
Other income                                    24,421      19,484      22,118      19,314
Other expenses                                  93,397      74,164      70,282      71,851
Merger-related charges(1)                         --        10,860        --        39,529
                                             ---------   ---------   ---------   ---------
Income before income taxes                      64,195      54,968      66,743      25,300
Income tax provision                            20,524      20,178      23,849      10,200
                                             ---------   ---------   ---------   ---------
Net income                                   $  43,671   $  34,790   $  42,894   $  15,100
                                             =========   =========   =========   =========
Net income before merger-related charges     $  43,671   $  42,781   $  42,894   $  40,941
                                             =========   =========   =========   =========
Net income applicable to common stock        $  43,671   $  34,790   $  42,894   $  13,604
                                             =========   =========   =========   =========
Basic earnings per share(2)(3)               $     .27   $     .22   $     .29   $     .10
Diluted earnings per share(2)(3)                   .27         .22         .27         .09
Operating basic earnings per share(2)(4)           .27         .27         .29         .27
Operating diluted earnings per share(2)(4)         .27         .26         .27         .26
Market prices(2)
  High                                         14 7/16      18 1/4     22 3/16    18 15/16
  Low                                                9          12     16 5/16    14 15/16
Dividends per common share(2)(5)                  .021        .020        .023        .020

                          [RESTUBBED FROM TABLE ABOVE]

                                                          Three Months Ended
                                             ----------------------------------------------
                                              Dec. 31,    Sept. 30,   June 30,     Mar. 31,
                                                1997         1997        1997        1997
                                             ---------    ---------   ---------   ---------
Total interest income                        $ 312,868    $ 305,069   $ 288,509   $ 272,331
Total interest expense                         197,572      195,750     182,821     170,552
                                             ---------    ---------   ---------   ---------
Net interest income                            115,296      109,319     105,688     101,779
Provision for loan losses(1)                     6,200       20,329       3,450      11,146
                                             ---------    ---------   ---------   ---------
Net interest income after provision            109,096       88,990     102,238      90,633
                                             ---------    ---------   ---------   ---------
Gain on sale of loans and investment
  securities available-for-sale                    (79)       1,330       1,352         239
Other income                                    15,909       13,719      13,695      12,557
Other expenses                                  66,592       64,079      61,633      58,255
Merger-related charges(1)                         --         21,303        --         7,955
                                             ---------    ---------   ---------   ---------
Income before income taxes                      58,334       18,657      55,652      37,219
Income tax provision                            21,864        9,439      20,941      15,080
                                             ---------    ---------   ---------   ---------
Net income                                   $  36,470    $   9,218   $  34,711   $  22,139
                                             =========    =========   =========   =========
Net income before merger-related charges     $  36,470    $  35,250   $  34,711   $  32,839
                                             =========    =========   =========   =========
Net income applicable to common stock        $  34,910    $   7,658   $  33,149   $  20,577
                                             =========    =========   =========   =========
Basic earnings per share(2)(3)               $     .25    $     .06   $     .24   $     .15
Diluted earnings per share(2)(3)                   .23          .06         .23         .14
Operating basic earnings per share(2)(4)           .25          .25         .24         .23
Operating diluted earnings per share(2)(4)         .23          .23         .22         .21
Market prices(2)
  High                                              18      14 9/16    12 11/16    11 11/16
  Low                                          14 5/16       12 1/4       9 1/2        91/8
Dividends per common share(2)(5)                  .017         .022        .038        .037

--------------------------------------------------------------------------------
(1) Reflects merger charges of $10.9 million ($8.0 million after-tax) related to the acquisitions of Carnegie and First Home during the three-month period ended September 30, 1998. Reflects merger charges of $39.5 million ($25.8 million after-tax) related to the acquisition of ML Bancorp during the three-month period ended March 31, 1998. Reflects merger charges of $38.3 million ($25.9 million after-tax) related to the acquisition of Bankers during the three-month period ended September 30, 1997 of which $17.0 million (pre-tax) is classified as provision for loan losses. Reflects merger charges of $15.9 million ($10.7 million after-tax) related to the acquisition of First State during the three-month period ended March 31, 1997 of which $7.9 million (pre-tax) is classified as provision for loan losses.
(2) All per share data have been adjusted to reflect all stock dividends and stock splits.
(3) Results for the three-month periods ended September 30, 1998, March 31, 1998, September 30, 1997 and March 31, 1997 include the merger-related charges described in Note 1 above.
(4) Results for the three-month periods ended September 30, 1998, March 31, 1998, September 30, 1997 and March 31, 1997 exclude the merger-related charges described in Note 1 above.
(5) The higher dividend rate in prior periods is the result of acquisitions which were accounted for as a pooling-of-interests.

     Net Income. Net operating income for the year ended December 31, 1997 was $139 million. This represents an increase of 21% over net operating income of $115 million reported for 1996. Operating earnings per share was $.89 for 1997, which represents an increase of 17% over 1996 operating earnings per share of $.76. Return on average equity and return on average assets were 14.83% and
 .85%, respectively, for 1997 compared to 13.18% and .81%, respectively, for 1996. The amounts presented for 1997 exclude merger charges of $36.7 million (after-tax) related to Sovereign's acquisition of First State and Bankers during 1997. Results for 1996 exclude a non-recurring Savings Association Insurance Fund ("SAIF") assessment of $24.9 million (after-tax) paid to the Federal Deposit Insurance Corporation ("FDIC") during 1996 for the recapitalization of the SAIF.

     Net income for the year ended December 31, 1997, including the impact of the merger-related charges, was $103 million or $.66 per share. Net income for the year ended December 31, 1996, including the impact of the non-recurring SAIF assessment, was $90.4 million or $.59 per share.

     Net Interest Income. Net interest income for 1997 was $432 million compared to $387 million for 1996. This represents an increase of 12% and was primarily due to an increase in average balances resulting from internal growth and acquisitions, partially off-set by a decline in Sovereign's net interest margin.
     Interest on interest-earning deposits was $5.4 million for 1997 compared to $4.1 million for 1996. The average balance of interest-earning deposits was $32.3 million with an average yield of 16.71% for 1997 compared to an average balance of $26.1 million with an average yield of 15.73% for 1996. The high yields on interest-earning deposits were the result of a contractual arrangement whereby a third-party vendor performed check processing and reconcilement functions for Sovereign's disbursement accounts. Under the agreement, the vendor is required to pay Sovereign interest on disbursed funds during the two to three day float period, effectively producing interest income with no corresponding asset balance.
     Interest on investment securities available-for-sale was $102 million for 1997 compared to $84.7 million for 1996. The average balance of investment securities available-for-sale was $1.6 billion with an average yield of 6.77% for 1997 compared to an average balance of $1.3 billion with an average yield of 6.70% for 1996.
     Interest on investment securities held-to-maturity was $280 million for 1997 compared to $251 million for 1996. The average balance of investment securities held-to-maturity was $3.9 billion with an average yield of 7.18% for 1997 compared to an average balance of $3.5 billion with an average yield of 7.17% for 1996.
     Interest and fees on loans were $791 million for 1997 compared to $677 million for 1996. The average balance of net loans was $10.1 billion with an average yield of 7.82% for 1997 compared to an average balance of $8.8 billion with an average yield of 7.72% for 1996. The increases in average balance and average yield were primarily due to Sovereign's acquisition of Fleet Auto in 1997, which added $2.0 billion of higher yielding commercial and consumer loans to Sovereign's loan portfolio, and the full year effect of Sovereign's record level of residential mortgage loan originations in 1996.
     Interest on total deposits was $379 million for 1997 compared to $351 million for 1996. The average balance of total deposits was $9.0 billion with an average cost of 4.21% for 1997 compared to an average balance of $8.5 billion with an average cost of 4.15% for 1996. The increase in the average balance of deposits was primarily the result of Sovereign's relationship selling campaign during 1997.
     Interest on total borrowings was $368 million for 1997 compared to $279 million for 1996. The average balance of total borrowings was $6.2 billion with an average cost of 5.97% for 1997 compared to an average balance of $4.7 billion with an average cost of 5.89% for 1996. The increase in the average balance of borrowings was the result of the Fleet Auto acquisition and other internal balance sheet growth being funded principally by borrowings.

     Provision for Loan Losses. The provision for loan losses was $41.1 million for 1997 compared to $22.7 million for 1996. The 81% increase in loan loss provision for 1997 included $24.9 million of additional reserves which Sovereign determined would be necessary as a result of its conservative approach with respect to an aggressive workout plan for certain assets acquired from Bankers and First State. In addition, Sovereign established an initial loan loss reserve of $22.0 million in connection with its acquisition of Fleet Auto during 1997.

     During 1997, Sovereign charged-off $24.2 million compared to $18.9 million for 1996. This increased level of charge-offs for 1997 was partially off-set by recoveries of $5.4 million, resulting in net charge-offs for 1997 of $18.8 million. This compares to recoveries of $1.9 million and net charge-offs of $17.1 million for 1996. Sovereign's increased level of charge-offs for 1997 was primarily the result of increased consumer and commercial loan charge-offs, the majority of which are related to Sovereign's 1997 acquisition activity. Although non-residential lending will typically result in higher net charge-off levels than other types of lending, historically, it has also resulted in higher income potential. In Sovereign's experience, a strategy that involves the accelerated resolution of problem assets is more appropriate than a long-term workout approach. In connection with this philosophy, additional reserves were added during 1997 as described above.

     Other Income. Total other income was $58.7 million for 1997 compared to $63.4 million for 1996. The decrease in other income was the result of a decrease in loan fees and service charges which is directly attributable to First State's credit card portfolio as discussed below.

     Loan fees and service charges were $5.8 million for 1997 compared to $19.6 million for 1996. This decrease was the result of fees earned in 1996 by First State's credit card portfolio which was sold prior to Sovereign's acquisition of First State in February 1997. Excluding First State's credit card portfolio, other loan fees and service charges for 1996 were $6.9 million. Loan fees and service charges result primarily from Sovereign's loan servicing portfolio. At December 31, 1997, Sovereign serviced $9.3 billion of its own loans and $6.4 billion of loans for others. This compares to $7.6 billion of its own loans and $5.9 billion of loans for others at December 31, 1996.

     Deposit fees were $20.9 million for 1997 compared to $18.1 million for 1996. This increase was primarily the result of an increase in the number of transaction accounts in 1997 compared to 1996.

     Mortgage banking gains were $21.7 million for 1997 compared to $13.9 million for 1996. This increase was primarily due to gains of $5.3 million resulting from the sale of loans and mortgage servicing rights in 1997.

     Gains on sales of loans and investment securities available-for-sale were $2.8 million for 1997 compared to $5.9 million for 1996. This decrease was primarily attributable to gains of $4.2 million related to the liquidation of $157 million of available-for-sale and equity securities in 1996. These gains were realized as part of Sovereign's on-going management of risk in its available-for-sale portfolio and taking advantage of favorable market conditions. During the third quarter of 1997, in conjunction with the Bankers acquisition, Sovereign liquidated $750 million of investments including some held-to-maturity securities. This sale was completed in accordance with the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" to maintain Sovereign's pre-merger interest rate risk position. The $10.3 million (pre-tax) loss on the sale of these investments was included as part of the merger-related charges recorded during 1997.

     Miscellaneous income was $7.5 million for 1997 compared to $5.9 million for 1996. This increase was primarily due to increased inter-change income resulting from growth in the number of Sovereign's debit cards and credit cards issued and in use over the last year.

     General and Administrative Expenses. Total general and administrative expenses were $225 million for 1997 compared to $228 million for 1996. The ratio of general and administrative expenses to average assets was 1.38% for 1997 compared to 1.60% for 1996.

     Sovereign's efficiency ratio (all general and administrative expenses as a percentage of net interest income and recurring non-interest income) for 1997 was 46.1% compared to 51.3% for 1996. The decrease in total general and administrative expenses and the resulting favorable decrease in Sovereign's expense ratios was the result of efficiencies realized from recent acquisitions and an increase in average balances and net interest income without a corresponding increase in operating expenses.

     Other Operating Expenses. Total other operating expenses were $54.9 million for 1997 compared to $61.4 million for 1996. Results for 1997 include merger-related charges of $29.3 million related to Sovereign's 1997 acquisitions. Expenses included as part of the merger-related charges were human resources related costs, losses on the sale of certain assets and other expenses, including investment banker fees and legal expenses. Results for 1996 include a non-recurring SAIF assessment of $40.1 million paid to the FDIC for the recapitalization of the SAIF. Also included in other operating expenses was amortization of goodwill and other intangible assets of $13.2 million for 1997 compared to $17.4 million for 1996, Trust Preferred Securities expense of $11.7 million for 1997 compared to $274,000 for 1996, and net OREO losses of $767,000 for 1997 compared to net OREO losses of $3.6 million for 1996.

     Income Tax Provision. The income tax provision was $67.3 million for 1997 compared to $47.5 million for 1996. The effective tax rate for 1997 was 39.6% compared to 34.5% for 1996. The increased effective tax rate for 1997 was primarily attributable to certain non-deductible expenses incurred in conjunction with Sovereign's 1997 acquisitions.

Management's Discussion and Analysis

     The Year 2000 Computer Issue. The Year 2000 ("Y2K") computer issue refers to the inability of many computers, computer-based systems, related software, and other electronics to process dates accurately during the year 2000 and beyond. Many of these computers, systems, software programs and devices use only two digits to indicate the year. For example, the year 1998 is input, stored and calculated as "98." The year 2000 will in many systems and software programs be represented as "00," but "00" can also be read as 1900. This ambiguity may cause errors which may cause the computer, system or device to fail completely, cause programs to operate incorrectly, or slowly corrupt or contaminate data over time. These problems may arise both in information systems used for data storage and processing, and in connection with mechanical systems such as bank vaults, elevators, escalators, heating, ventilating and air conditioning systems, and other systems which use embedded microprocessors as timers or for other purposes.

     Sovereign's State of Readiness. Sovereign's Y2K readiness project has five phases:

     Inventory - identification of the computers, software, systems and devices used by Sovereign and the business applications to which such computers, programs, systems and devices are devoted.

     Assessment - analyzing those computers, software, systems, devices and related applications with a view to determining if they store or process date information in a manner which will avoid millennial errors of the type described above and the risks resulting from any such errors and prioritizing them based on how critical they are to Sovereign's business operations.

     Remediation - modification or replacement of deficient computers, programs, systems and devices to the extent such deficiency poses material risk to Sovereign.

     Testing - the modified or new computers, software or systems are tested to determine if they operate and interoperate in a manner which should reduce risk to an acceptable level. Items are addressed in accordance with the priorities given to them in the Assessment Phase.

     Implementation - bringing the new or changed computers, software, systems and electronics on line.

     Sovereign is currently in the testing phase. Sovereign has substantially completed testing of its internal mission-critical items as of December 31, 1998 and will substantially complete testing of its external mission critical items by March 31, 1999. "Internal" items would include software developed by Sovereign or the remediation of which is controlled by Sovereign, whereas external items would include software provided by others, and systems provided by Sovereign's service providers. Sovereign also estimates that it will complete the implementation phase for all mission-critical items by June 30, 1999.

     The description set forth above applies to both information technology ("IT") systems and non-IT systems, such as embedded microprocessors.

     As part of its Y2K project, Sovereign has also endeavored to analyze the risks posed to it by its material borrowers according to regulatory guidelines. Borrowers whose businesses have been determined by Sovereign to be subject to material levels of risk from Y2K computer problems have been questioned regarding their own state of readiness. Sovereign has similarly questioned providers of funds and substantial vendors and suppliers. Vendors whom Sovereign considers to be critical to Sovereign's operations have been asked, in addition, to provide Sovereign with assurances and other evidence as to their Y2K readiness.

     Costs. Sovereign has established a budget for its Y2K project costs, which cover the estimated costs of remediation, including modification or replacement of systems and software, utilization of outside consultants, and costs of internal personnel. Based on Sovereign's current assessment of its Y2K project status, the amount of this budget is $13.5 million for fiscal 1998 and 1999. Sovereign is using its internal funds for this project.

     Sovereign's expenditures with regard to its Y2K project are substantially in accordance with its current budget. Through February 28, 1999, Sovereign's cash outlay was approximately $6.5 million of its $13.5 million budget.

     Sovereign's estimates are, of necessity, judgmental and subject to revision based on the results of the testing referred to above and other changed facts or circumstances, including changes in Sovereign's assessment of the state of readiness and contingency plans of its principal outside service providers.

     Risks. Sovereign believes, based on the advice of its consultants, that the most reasonably likely worst case Y2K scenario relates to its principal outside service providers, substantially all of which are large, seasoned, national companies experienced in serving financial institutions. Sovereign depends on these service providers for substantially all of its data processing needs relating to its account processing, item processing and other important functions. Sovereign is requiring material providers to provide evidence and other assurance of this compliance and/or their progress towards compliance, as well as their contingency plans. Certain of these service providers are also subject to the jurisdiction of the regulatory bodies which have jurisdiction over Sovereign. Those regulatory bodies are examining the service providers with respect to Y2K readiness using the same standards and deadlines as the regulators use to examine financial institutions and Sovereign has reviewed the results of certain of these examinations to assist in assessing the state of readiness and contingency plans of such providers. Based on all of the foregoing, Sovereign believes that (i) its providers will be substantially Y2K compliant and (ii) have adequate contingency plans to address compliance. Notwithstanding the foregoing, no assurances can be given that a service providers' system or software will not fail and, if not, that such failure will not have a material adverse effect on Sovereign or its business. Sovereign is presently in the process of developing contingency plans to deal with issues relating to the failure of system segments.

     In addition, utility services, which are generally beyond Sovereign's control, may present a significant Y2K risk. In particular, disruption of telecommunication and electric utility service because of a Y2K related problem (or otherwise) could interfere significantly with Sovereign's operations, even if Sovereign and its service providers and customers, and their computers, systems, and software, are fully Y2K compliant.

     The foregoing is a summary of the steps which Sovereign has taken as of December 31, 1998 and proposed to take as of that date with respect to the Y2K issue, and the risks which Sovereign, at this time, believes the Y2K issues are likely to present. Sovereign is using good faith efforts, which it believes are reasonable, to prepare for the Y2K issue and avoid disruption in its business. Nonetheless, the Y2K issue presents an unprecedented challenge to the financial services industry, an industry characterized by a high degree of interdependence among financial institutions and those who deal with and service them, such as outside data processing services, computer network system providers, local and long distance telecommunications companies, utilities, and ATM terminal service providers. Whether these outside parties are ready for the year 2000 is largely beyond Sovereign's control. Accordingly, there can be no assurance that (i) Sovereign's assessment of the Y2K risks will prove to be correct; (ii) the steps Sovereign is taking will be sufficient to avoid disruption to its business and other material risks; (iii) the foregoing will not ultimately have a material adverse effect on Sovereign and its business.

     Pending Accounting Pronouncements. In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted in years beginning after June 15, 1999. SFAS No. 133 permits early adoption as of the beginning of any fiscal quarter after its issuance. Sovereign expects to adopt SFAS No. 133 effective January 1, 2000. SFAS No. 133 requires the recognition of all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value as a component of income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be off-set against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. Sovereign has not yet determined what the effect of SFAS No. 133 will be on the earnings and financial position of Sovereign.